UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Great Lakes Dredge & Dock Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

April 11, 2013

To Our Stockholders:

Our Board of Directors joins me in extending to you a cordial invitation to attend the 2013 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation (“Great Lakes”). The meeting will be held on Wednesday, May 8, 2013, beginning at 9:00 A.M. Central Daylight Time at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. For additional information about Great Lakes, please see the enclosed Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, I urge you to please sign, date and return the Proxy in the enclosed postage-paid envelope. Please return the Proxy as soon as possible, even if you now plan to attend the Annual Meeting. This will not prevent you from voting in person, but it will ensure that your vote is counted if you are unable to attend the meeting.

Thank you for your interest and investment in Great Lakes.

Sincerely,

Nathan D. Leight

Chairman of the Board of Directors

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2013

TO THE STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation will be held on Wednesday, May 8, 2013, beginning at 9:00 A.M. Central Daylight Time at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 for the following purposes:

1.	To elect as directors the two nominees named in the attached proxy statement to serve for three-year terms expiring at the 2016 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal;

2.	To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013;

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation;

4.	To approve the Company’s Employee Stock Purchase Plan; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Only holders of record of common stock as of the close of business on March 28, 2013 are entitled to notice of and to vote at the Annual Meeting and any adjournments of the Annual Meeting.

In accordance with Delaware law, a list of the holders of common stock entitled to vote at the 2013 Annual Meeting will be available for examination by any stockholder for at least 10 days prior to the Annual Meeting for any purpose germane to the Annual Meeting. The list may be reviewed during ordinary business hours at our main office, located at 2122 York Road, Oak Brook, Illinois 60523.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

By Order of the Board of Directors,

Maryann A. Waryjas

Secretary

Oak Brook, Illinois

April 11, 2013

i

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

(630) 574-3000

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2013

This proxy statement and accompanying proxy card were mailed on or about April 11, 2013 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The enclosed proxy materials are being sent to you in connection with the solicitation of the enclosed proxy by the Board of Directors of Great Lakes Dredge & Dock Corporation for use at the 2013 Annual Meeting of Stockholders and at any adjournments of the meeting, sometimes referred to as the “Annual Meeting” in this proxy statement. Throughout this proxy statement when the terms “Great Lakes,” the “Company,” “we,” “our,” “ours” or “us” are used, they refer to Great Lakes Dredge & Dock Corporation and its subsidiaries. We sometimes refer to our Board of Directors as the “Board.”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2013

The Great Lakes Dredge & Dock Corporation Proxy Statement and Annual Report to

Stockholders for the year ended December 31, 2012 are available at http://investor.gldd.com

Where will the Annual Meeting be held?

The 2013 Annual Meeting will be held on Wednesday, May 8, 2013, at 9:00 A.M. Central Daylight Time, at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 to consider the matters set forth in the Notice of Annual Meeting of Stockholders.

What materials are being sent along with this Proxy Statement?

This proxy statement is being sent along with our Annual Report to Stockholders for the year ended December 31, 2012 (which is not part of the soliciting materials) and the proxy card.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock, par value $0.0001 per share, at the close of business on March 28, 2013 will be entitled to vote at the 2013 Annual Meeting. As of this record date, there were a total of 59,366,430 shares of our common stock outstanding, each share being entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

The presence at the 2013 Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our outstanding common stock will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, will have the power to adjourn the Annual Meeting without notice, other than the announcement at the Annual Meeting of such adjournment, until a quorum shall be present or represented.

Even if you plan to attend the Annual Meeting, in order to ensure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described below. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Shares owned by Great Lakes are not voted and do not count for quorum purposes.

Who is the record holder and what if the shares are held through a broker?

If you are the registered holder of shares, then you are the record holder of those shares, and you should vote your shares as described in the next section.

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as being held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own common stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials from your broker, including a voting instruction form, you should vote your shares by following the procedures specified on the voting instruction form. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

Under current rules governing brokers registered with the New York Stock Exchange, if you do not instruct your broker how to vote, your broker would have discretionary voting power for ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2), but would not have discretionary voting power for the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3), or approval of the Employee Stock Purchase Plan (Proposal 4).

How do record holders vote their shares?

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	by telephone—You can vote by touch tone telephone by calling toll-free 1 (866) 894-0537 and following the instructions on our proxy card;

•	by Internet—You can vote by Internet by going to the website www.cstproxyvote.com and following the instructions on our proxy card; or

•	by mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card in the pre-addressed, postage-paid envelope provided.

Votes submitted electronically over the Internet or by telephone must be received by 7:00 P.M., Eastern Daylight Time, on May 7, 2013.

By giving us your proxy, you are authorizing the individuals named on our proxy card, the proxies, to vote your shares in the manner you indicate. You may:

•	vote for the election of our director nominees; or

•	withhold authority to vote for our director nominees.

You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013, the approval of the non-binding resolution to approve the Company’s executive compensation and the proposal to approve our Employee Stock Purchase Plan.

What if I do not vote for some of the matters listed on the proxy?

If you sign and return your proxy without indicating your instructions, your shares will be voted FOR:

•	our two director nominees;

•	the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013;

•	approval of the advisory vote on the Company’s executive compensation; and

•	approval of our Employee Stock Purchase Plan.

How can I revoke my proxy after it is submitted?

A stockholder may revoke a proxy at any time prior to its exercise:

•	by giving to our Secretary a written notice of revocation of the proxy’s authority, such notice to be delivered to our principal executive office;

•	by submitting a duly executed proxy bearing a later date; or

•	by attending the 2013 Annual Meeting and voting in person.

Who pays the cost of solicitation of proxies for the Annual Meeting?

We are paying the costs for the solicitation of proxies, including the cost of preparing and mailing this proxy statement. Proxies are being solicited primarily by mail, but the solicitation by mail may be followed-up by solicitation in person, or by telephone or facsimile, by our regular employees without additional compensation for such proxy solicitation activity. We will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to our stockholders. We have also engaged Morrow & Co., LLC to assist in the solicitation of proxies for a fee of approximately $6,500, plus reimbursement for out-of-pocket expenses.

Who should I contact with questions?

Please contact Morrow & Co., LLC, our solicitation agent, at the phone number or address listed below with any questions regarding the Annual Meeting.

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Stockholders, please call (800) 607-0088

How many votes are necessary for the election of the nominees to the Board of Directors?

The nominees for director for a three-year term will be elected provided that they receive the affirmative vote of a plurality of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, because only two directors are nominated for election at the annual meeting, the nominees will be elected to serve as director. Withholding authority to vote for a director nominee is the equivalent of abstaining from the vote. Abstentions and broker non-votes are not counted as votes cast for the purposes of the election of directors.

How many votes are necessary for the approval of our proposed independent registered public accounting firm?

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2013 provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

How many votes are necessary for the approval of the advisory resolution regarding the Company’s executive compensation?

The advisory resolution regarding the compensation of our named executive officers will be approved provided the proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposed resolution. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved. Although the outcome of this advisory vote on the compensation of our named executive officers is non-binding, the Compensation Committee and our Board will review and consider the outcome of this vote when making future compensation decisions for our named executive officers.

How many votes are necessary for approval of the Employee Stock Purchase Plan?

The Employee Stock Purchase Plan will be approved provided the proposal receives the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

What other matters will be acted upon at the Annual Meeting?

As of the date of this proxy statement, our Board of Directors does not know of any business that will be presented for consideration at the 2013 Annual Meeting other than the matters described in this proxy statement. If any other matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy card will vote the proxies in accordance with their best judgment.

What is householding and how does it affect me?

Some banks, brokers, and other record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and 2012 annual report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you contact the Broadridge Householding Department at the following address:

Broadridge Householding Department

51 Mercedes Way

Edgewood, NY 11717

Toll-Free Number: 1-800-542-1061

If you want to receive separate copies of our proxy statements and annual reports on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other record holder, or you may contact Broadridge at the address and phone number shown.

PROPOSAL 1—ELECTION OF DIRECTORS

Set forth below are the names, years of birth, positions and biographies of our directors as of April 11, 2013. The Board of Directors, at the recommendation of its independent directors, has nominated the two directors identified below for re-election to the Board of Directors for three-year terms expiring at the 2016 Annual Meeting of Stockholders and to hold office until their respective successors are elected and qualified or until their earlier death, disqualification, resignation or removal:

Name	Year of Birth	Position
Carl A. Albert*	1942	Non-employee Director
Jonathan W. Berger*	1959	Chief Executive Officer and Director
Stephen H. Bittel	1956	Non-employee Director
Peter R. Deutsch	1957	Non-employee Director
Nathan D. Leight	1959	Non-employee Director
Douglas B. Mackie	1952	Non-employee Director
Jason G. Weiss	1969	Non-employee Director

*	Director nominated for election at the 2013 Annual Meeting.

Composition of the Board of Directors

Our Board is currently composed of seven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Albert and Berger are members of the class whose term expires at the 2013 Annual Meeting. Messrs. Deutsch, Leight and Mackie are members of the class whose term expires at the 2014 Annual Meeting, and Messrs. Bittel and Weiss are members of the class whose term expires at the 2015 Annual Meeting.

The Board has nominated Messrs. Albert and Berger for re-election and the nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class generally will be elected for three-year terms at the Annual Meeting of Stockholders held in the year in which such term expires.

The persons named as proxies in the enclosed proxy card will vote the proxies received by them for the election of Messrs. Albert and Berger, unless otherwise directed. In the event that a nominee becomes unavailable for election at the Annual Meeting, the persons named as proxies in the enclosed proxy card may vote for a substitute nominee at their discretion as recommended by the Board.

Family Relationships

Two of our directors, Jonathan W. Berger, our Chief Executive Officer, and Nathan D. Leight, our Board Chair, are cousins. In addition, Kathleen M. LaVoy, our Vice President & General Counsel – Dredging Operations, Chief Compliance Officer and Assistant Secretary, is the daughter of Douglas B. Mackie, one of our directors.

Agreements with Respect to Nominees

There are no agreements with respect to the nominees for director.

Vote Required and Recommendation

The nominees for director will be elected for three-year terms provided that they receive the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. This means that, if a quorum is present, the two persons receiving the greatest number of votes at the Annual Meeting will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, abstentions and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE ABOVE NAMED NOMINEES TO THE BOARD OF DIRECTORS.

Nominees For Election at the 2013 Annual Meeting

Carl A. Albert
Age: 71 (b. 1942)
Director since: July 2010
Term expires: 2013

Great Lakes Committees:

•	Audit Committee (Chairman)

•	Compensation Committee

Business Experience:

Since 2000, Mr. Albert has served as Board Chair and Chief Executive Officer of Fairchild Venture Capital Corporation, a private investment firm. From 1990 to 2000, he was the majority owner, Chairman and Chief Executive Officer of Fairchild Aerospace Corporation and Fairchild Dornier Luftfahrt, GmbH, both aircraft manufacturers. After providing start-up venture capital, he served from 1981 to 1988 as the Board Chair and Chief Executive Officer of Wings West Airlines, a regional airline that was acquired in 1988 by AMR Corporation, the parent of American Airlines. Earlier in his career, he was an attorney practicing business, real estate and corporate law.

Education:

•	B.A., University of California at Los Angeles

•	L.L.B., University of California at Los Angeles School of Law

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—present)

Private Directorships:

•	Fairchild Venture Capital Corporation, a private investment firm (2000—present)

Skills and Qualifications:

•	Management Experience. Over the last three decades, Mr. Albert has been the CEO of several businesses in the transportation and transportation manufacturing industries.

•	Corporate Governance. Served on several public boards, and currently serves as Chair of another publicly traded company.

•	International. Particular experience in European companies and transactions.

•	Finance/Capital Allocation/Strategy. Experience in other capital-intensive industries, and in other service industries. Qualified as a financial expert.

Jonathan W. Berger
Age: 54 (b. 1959)
Director since: 2006
Term expires: 2013

Business Experience:

Mr. Berger has served as the Company’s Chief Executive Officer since September 2010. He was a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. Mr. Berger was the managing partner at Tellurian Partners, LLC, a consulting firm, from August 2009 until September 2010. From January 2002 until July 2009, Mr. Berger was a managing director and co-head of Corporate Finance for Navigant Consulting, Inc. (“NCI”), a New York Stock Exchange-listed consulting firm. Mr. Berger was also President of Navigant Capital Advisors, LLC, the wholly owned broker-dealer of NCI during a portion of that time. From January 2000 to March 2001, Mr. Berger was president of DotPlanet.com, an Internet services provider. From 1983 to December 1999, Mr. Berger was employed by KPMG, LLP, an independent public accounting firm, where he served as a partner from August 1991 to December 1999; he was in charge of the corporate finance practice for three of those years. Mr. Berger is a Certified Public Accountant.

Education:

•	B.S., Cornell University

•	M.B.A., Emory University

•	Certified Public Accountant

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—present)

Skills and Qualifications:

•	Management Experience. Experience as a senior manager with a large national corporate audit firm, and a prominent consulting firm, and his executive experience with the Company.

•	Audit/Accounting. Experience as an executive with a prominent investment advisor, and as a leader of a large corporate consultant, with over 25 years of accounting experience.

•	Acquisitions/Investment. Extensive experience with acquisitions, divestitures, capital raising and allocation.

•	Corporate Governance. Experience chairing audit and compensation committees of another publicly traded company, and as a former chair of the Company’s Audit Committee before becoming its CEO.

•	Strategic Planning. Focused on strategic issues for publicly traded companies for many years in the consulting industry.

Directors Whose Term Will Continue Following the 2013 Annual Meeting

Stephen H. Bittel
Age: 56 (b. 1956)
Director since: 2011
Term expires: 2015

Great Lakes Committees:

•	Audit Committee

•	Compensation Committee

Business Experience:

Mr. Bittel is the Chairman and founder of Terranova Corporation, an owner and operator of commercial real estate. Mr. Bittel founded Terranova in 1980 to specialize in the management, leasing, financing, development and sales of major real estate assets. In 1999, Mr. Bittel founded Petroleum Realty Investment Partners, a venture that invests in the gas station/convenience store industry. Mr. Bittel is a board member of several charitable or non-profit organizations. Mr. Bittel is also an at-large member of the Democratic National Committee, serving on the Rules and Bylaws Committee. Mr. Bittel has also served as trustee member for the Greater Miami Chamber of Commerce, United Way of Miami-Dade and Temple Beth Am. He has written numerous articles on real estate matters and spoken at professional conferences throughout the United States and Europe.

Education:

•	B.A., Bowdoin College (magna cum laude)

•	J.D., University of Miami School of Law

Public Directorships (other than Great Lakes):

•	None

Private Directorships:

•	National Jewish Democratic Council

•	Florida International University Foundation

•	Community Partnership for the Homeless

•	Florida International University Business School Advisory Board

•	Teach for America

Skills and Qualifications:

•	Management Experience. Previous experience as a Chief Executive Officer in a variety of industries.

•	Real Estate. Strong background in domestic and international commercial real estate.

•	Government/Political Processes. First hand knowledge of, and experience with, political processes and organizations.

Peter R. Deutsch
Age: 56 (b. 1957)
Director since: 2006
Term expires: 2014

Great Lakes Committees:

•	Audit Committee

•	Nominating and Corporate Governance Committee

Business Experience:

Mr. Deutsch has been an attorney in private practice since 1983. He was a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. Mr. Deutsch was a member of the United States House of Representatives from January 1993 until January 2005 representing the 20th Congressional District of Florida. He served on the House Energy and Commerce Committee from January 1994 until January 2005. He was the Ranking Democrat on the Oversight and Investigations Subcommittee during the 104th, 107th and 108th Congresses. Mr. Deutsch was the Ranking Democrat in the investigations of Enron Corporation, Martha Stewart Living Omnimedia Inc., Bridgestone/Firestone Tires and the conflict of interest abuses at the National Institutes of Health. He was also a member of the subcommittees on Telecommunications and the Internet, the Environment and Hazardous Materials and Consumer Trade and Protection. Prior to serving in Congress, Mr. Deutsch served in the Florida House of Representatives from November 1982 until November 1992, where he served on the Veterans Affairs Committee, the Health Care Committee and the Criminal Justice Committee, and as Chairman of the Insurance Committee.

Education:

•	B.S., Swarthmore College

•	J.D., Yale University Law School

Public Directorships (other than Great Lakes):

•	None

Skills and Qualifications:

•

Government/Public Policy.    Extensive elected governmental experience, including leadership positions in both the Florida Legislature and the United States Congress; his Congressional District included several ports and one of the largest coastlines of any Congressional District in the United States and in Congress he was a leader in several successful major infrastructure appropriation projects.

•	Business Ethics. Experience investigating corporate fraud and conflict of interest abuses.

•	Legal Expertise.

Nathan D. Leight
Age: 53 (b. 1959)
Director since: 2006
Term expires: 2014

Great Lakes Committees:

•	Nominating and Corporate Governance Committee (Chair)

•	Audit Committee

•	Compensation Committee

Business Experience:

Mr. Leight has served as a director of the Company since 2006 and was elected Board Chair in March 2011. Mr. Leight is the Senior Managing Member of Terrapin Partners LLC, a private investment management firm focused on private equity investing, and the managing member and chief investment officer of Terrapin Asset Management LLC, which manages alternative investment vehicles, including hedge funds, venture partnerships, and multi-manager hedge fund portfolios. Mr. Leight served as a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From 2007 until 2008, Mr. Leight was the Chairman of Aldabra 2 Acquisition Corporation. In 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC (now Boise Inc.). Previously, Mr. Leight served as chief executive officer of e-STEEL LLC, an internet-based steel marketplace, as chief executive officer of VastVideo, Inc., a special interest video content and technology provider, and as a director of both Boise Inc. and TradeStation Group, Inc.

Education:

•	A.B., Harvard College (cum laude)

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2007—2012)

•	TradeStation Group, Inc.—on-line brokerage firm serving active trader and certain institutional trader markets (2009—2011)

Private Directorships:

•	Jerusalem Foundation, Inc. (USA)

•	Adrienne Arsht Center for the Performing Arts of Miami-Dade County

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Over 25 years of experience in asset and hedge fund management, venture capital, and private equity investing.

•	Corporate Governance. Experience in nominating and compensation committees of other publicly traded companies.

Douglas B. Mackie
Age: 60 (b. 1952)
Director since: 1995
Term expires: 2014

Great Lakes Committees:

•	Nominating and Corporate Governance Committee

Business Experience:

Mr. Mackie served as our President and Chief Executive Officer from 1995 until September 2010, and was a consultant for the Company from September 2010 until September 2011. He joined Great Lakes in 1978 as Corporate Counsel. In 1987, he was named Senior Vice President. He is a former President of the Dredging Contractors of America. Mr. Mackie also served on the Board of Trustees for North Central College in Naperville, Illinois from 2007 to 2009 and served on the Board of Directors for The Steamship Mutual Underwriting Association Limited in London, England for ten years.

Education:

•	B.A., Wake Forest University

•	J.D., Northern Illinois University

•	M.B.A., University of Chicago

Public Directorships (other than Great Lakes):

•	None.

Skills and Qualifications:

•	Safety. Led Company to position as industry leader in safety and safe work practices.

•

Management Experience/Business Operations.    Firsthand knowledge and experience as an employee of the Company for over thirty years. Operational knowledge including vast knowledge of our employees, estimating processes, project management and contractual obligations.

•	Industry Knowledge. Prior service as President of dredging industry association provides important perspective into the business strategy, competitive strengths and government regulation.

•	Legal Expertise. Experience as corporate counsel of the Company provides insight into the particular legal issues facing the organization.

Jason G. Weiss
Age: 43 (b. 1969)
Director since: 2006
Term expires: 2015

Great Lakes Committees:

•	Compensation Committee (Chairman)

Business Experience:

Since June 2009, Mr. Weiss has been the managing member and sole owner of Terrapin Palisades Ventures, LLC, a private investment company and the general partner of several California and Uruguay-focused agricultural investment partnerships as well as a New Zealand real estate focused investment partnership. From 1988 to June 2009, Mr. Weiss was a managing member and co-founder of Terrapin Partners LLC, Terrapin Asset Management, LLC and TWF Management Company LLC, all private equity and asset management companies. Mr. Weiss served as Chief Executive Officer, Secretary and a member of the Board of Directors of Aldabra Acquisition Corporation from Aldabra’s inception in 2004 until the completion of the Aldabra merger with Great Lakes. From March 2007 until February 2008, Mr. Weiss was the Chief Executive Officer of Aldabra 2 Acquisition Corporation. In February 2008, Aldabra 2 acquired the paper and packaging assets of Boise Cascade, LLC (now Boise Inc.). Mr. Weiss serves as a national board member of the Humane Society of the United States (“HSUS”), the largest animal protection organization in the world. He is the Chairman of HSUS’ Investment and Pension Trust Committee (which has approximately $200 million of assets), the Chairman of HSUS’ Risk Management Committee, and he serves on HSUS’ Executive Committee.

Education:

•	B.A., University of Michigan (with Highest Distinction)

•	J.D., Harvard Law School (cum laude)

Public Directorships (other than Great Lakes):

•	Boise Inc.—a leading manufacturer of packaging and paper products (2008—present)

Private Directorships:

•	The Humane Society of the United States

Skills and Qualifications:

•	Private Equity, Investment and Asset Management. Extensive background in private equity, investment and asset management.

•	Management Experience. Previous experience as a Chief Executive Officer in a variety of industries.

•	Legal Background.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Board is led by an independent Board Chair. Mr. Nathan D. Leight was elected Board Chair in March 2011. Pursuant to the Company’s Bylaws, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Board Chair as it deems appropriate from time to time. We currently separate the roles of Chief Executive Officer and Board Chair in recognition of the differences between the two roles as they are presently defined. At present, the Board believes that separation of the positions of Chief Executive Officer and Board Chair improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for the Board’s non-management directors in the oversight and leadership of the Company.

The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. There are presently five directors who are independent within the meaning of the NASDAQ Marketplace Rules (Messrs. Albert, Bittel, Deutsch, Leight and Weiss), one management director (Mr. Berger) and one director who was the chief executive officer of the Company until September 7, 2010 (Mr. Mackie). Accordingly, the Board believes its current leadership structure strikes an appropriate balance between independent directors and directors affiliated with the Company, which allows the Board to effectively represent the best interests of the Company and its stockholder base.

When the Chief Executive Officer is concurrently serving as the Board Chair, the Board may elect an independent Lead Director.

The position of the independent Board Chair, or the Lead Director when the Chief Executive Officer is concurrently serving as the Board Chair, is intended to provide a check and balance on the role and responsibilities of the Chief Executive Officer. Our independent Board Chair and/or the Lead Director is expected to, among other things:

•	chair meetings (including executive sessions) of the independent directors;

•	act as principal liaison between the independent directors and our Chief Executive Officer;

•

help develop Board agendas with our Chief Executive Officer to ensure that topics deemed important by the independent directors are included in board discussions and sufficient executive sessions are scheduled as needed;

•

advise our Chief Executive Officer on quality, quantity and timeliness of information supplied by management to the independent directors and act as the liaison between the independent directors and our Chief Executive Officer to make certain that any additional information requested by directors is included in the materials prepared by management for the Board;

•	assist management in the development and execution of a strategic plan;

•	support financing and capital spending initiatives;

•	represent the Company at meetings with business partners, industry representatives and potential clients;

•	communicate regularly with each director to be certain that every director’s views, competencies and priorities are understood; and

•	ensure directors and management function as a team in the best interest of all stakeholders.

The Board believes that the independent Board Chair is a strategic role that continues to add value to the Company.

The Board’s Role in Risk Management for the Company

As part of our risk management process, senior management discusses and identifies major areas of risk on an ongoing basis and periodically reviews these risks with the Board. In addition, in 2011, the Board adopted an enterprise risk management process designed to enable the Board to best determine our risk management profile and oversee our risk management strategies. The Board delegated oversight of this enterprise risk management process to the Audit Committee. This process employs a framework for identifying and assessing key strategic, operational, financial and compliance risks based upon guidelines of the Committee of Sponsoring Organizations of the Treadway Commission. We have assigned key risks to members of our senior management, who are responsible for ongoing risk assessment, management and reduction.

•

On a quarterly basis, our management team performs a reassessment of risk, identifies new risks facing the Company and assesses our response activities and controls. The product of this process is a risk management overview that is shared with the Audit Committee. Additional details on these risks are shared with the Audit Committee on request.

•

On a periodic basis, our management team completes a Company-wide assessment of enterprise risk through additional risk identification techniques. On an annual basis, the Board is presented with the risk management overview for more in-depth review of key risks with executive risk owners.

On an ongoing basis, the various committees of the Board address risk in the areas relevant to their scope. For example:

•

the Nominating and Corporate Governance Committee evaluates the Board, individual Board members and the Board committees, oversees compliance with ethics policies and considers matters of corporate governance;

•

the Compensation Committee reviews and approves corporate goals relating to our chief executive officer’s compensation and approves total compensation for our senior executives in a manner that does not encourage excessive risk taking; and

•	the Audit Committee oversees the integrity of our financial reporting process and systems of internal controls.

The Compensation Committee performs an annual review of the compensation programs and procedures by which compensation decisions are made. The Committee analyzes whether the program encourages unnecessary or excessive risk taking.

We do not believe risks arising from our executive and broad-based compensation policies and practices are reasonably likely to have a material adverse effect on the Company or our business, nor do we believe that the compensation programs encourage unnecessary or excessive risk taking.

The Compensation Committee reviews and approves corporate goals relating to our Chief Executive Officer’s compensation and approves total compensation for our senior executives. In addition, as part of our risk management process, senior management periodically identifies and discusses major areas of risk with the Board. As part of its regular reports to the Board, the Committee discusses the potential for unnecessary or excessive risk taking. For more detail on the process by which compensation is set, see page 32, “Compensation Philosophy and Objectives”.

Specifically, the Board and the Compensation Committee control risks arising from compensation policies and practices in part by controlling the mix of cash and long term equity incentives. Executives’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses are capped for Mr. Berger and bonuses for all of our named executive officers are tied to overall corporate performance. The compensation provided to the executive officers in the form of long term equity awards helps further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking because the ultimate value of the awards is tied to the Company’s stock price and because awards are staggered and subject to long term vesting schedules. Our long term equity awards in combination with our stock ownership requirements help ensure that executives have significant value tied to long term stock price performance and therefore are cognizant of how short term decisions impact the long term health of the organization. In addition, management, the Compensation Committee and the Board each consider the risks associated with accounting and reporting, project cost estimating, compliance and safety.

More specifically, the Compensation Committee retains subjective discretion to adjust short term incentive formulas, which allows the Compensation Committee to review the results from the fiscal year and determine whether, despite achievement of financial goals, the intents and purposes of the Annual Bonus Plan were met. In doing so, the Compensation Committee may consider whether activities taken during that fiscal year comport with the Company’s strategic plan and align management objectives with stockholder interests. As a result, the incentive may be reduced or eliminated on an individual basis, despite achievement of formulaic targets.

In addition, certain awards granted in 2012 under our long term incentive plan are comprised of equity that vests over a three year period. These equity awards were structured to induce our executive officers to focus on the long term capital appreciation, health and viability of the Company rather than a short term increase in stock price.

Finally, the Compensation Committee adopted a recoupment policy in March 2011, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings. The Board will reevaluate and, if necessary, revise the recoupment policy to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act once the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market finalize the rules implementing recoupment requirements.

Board Composition and Committee Structure

Our Board of Directors currently consists of seven members and has a separately standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following table provides membership information as of April 11, 2013 for each of our Committees of the Board of Directors:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Carl A. Albert	X*	X

Stephen H. Bittel	X	X

Peter R. Deutsch	X		X

Nathan D. Leight**	X	X	X*

Douglas B. Mackie***			X

Jason G. Weiss****		X*

*	Denotes Committee Chair

**	Mr. Leight became a member of our Audit and Compensation Committees on May 9, 2012.

***	Mr. Mackie became a member of our Nominating and Corporate Governance Committee on May 9, 2012.

****	Mr. Weiss served as a member of our Nominating and Corporate Governance Committee until May 9, 2012.

Below is a description of each Committee of our Board of Directors.

Audit Committee.    The Audit Committee is comprised of Messrs. Albert, Bittel, Deutsch and Leight, each of whom has been determined to be an independent director according to the rules and regulations of the SEC and the NASDAQ Stock Market. Additionally, our Board has determined that Mr. Albert is an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee charter requires that all of its members be “independent directors,” as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

The Audit Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Audit Committee is responsible for:

•	monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	monitoring the independence and performance of our independent auditor and monitoring the performance of our internal audit function;

•	appointing and/or replacing our auditor and approving any non-audit work performed for us by the auditor;

•	preparing the report of the Audit Committee required to be included in the Company’s annual report or proxy statement;

•	providing an avenue of communication among the independent auditor, management and our Board; and

•	reviewing its charter and recommending changes to the Board.

The Board also delegated oversight for the enterprise risk management program to the Audit Committee.

The Audit Committee held five meetings during 2012. The Audit Committee met in executive session at various times throughout the year with the internal audit manager and the independent auditor.

Compensation Committee.    The Compensation Committee is comprised of Messrs. Albert, Bittel, Leight and Weiss, each of whom has been determined to be an independent director according to the rules and regulations of the NASDAQ Stock Market and each of whom is considered to be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this proxy statement, and an “outside director” under section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Tax Code” in this proxy statement.

The Compensation Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Compensation Committee is responsible for:

•

reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	approving total compensation for senior executives, including oversight of all senior executive benefit plans;

•	overseeing our general cash-based and equity-based incentive plans;

•	retaining and consulting with independent compensation specialists, and making a formal determination of their independence from management;

•	producing a Compensation Committee report on executive compensation as required by the SEC to be included in our annual proxy statement; and

•	reviewing its charter and recommending changes to the Board.

The Compensation Committee held five meetings during 2012.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee is comprised of Messrs. Deutsch, Leight and Mackie. Messrs. Deutsch and Leight have been determined to be independent directors according to the rules and regulations of the NASDAQ Stock Market. Mr. Mackie is not an independent director according to the rules and regulations of the NASDAQ Stock Market. As a result and in accordance with the rules and regulations of the NASDAQ Stock Market, director nominations are recommended to the Board by a majority of the Board’s independent directors in a vote in which only independent directors participate.

The Nominating and Corporate Governance Committee operates under a written charter, a copy of which is available on our website at www.gldd.com or may be obtained by writing to our Secretary at our principal executive office. Under this charter, the Nominating and Corporate Governance Committee is responsible for:

•	developing and reviewing periodically succession plans of the Chief Executive Officer and screening and recommending to the Board candidate(s) qualified to become Chief Executive Officer;

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees;

•	establishing total compensation for the Board;

•	overseeing our compliance with ethics policies and considering matters of corporate governance; and

•	reviewing its charter and recommending changes to the Board.

The Nominating and Corporate Governance Committee does not set specific minimum qualifications for director positions. Instead, the Nominating and Corporate Governance Committee believes that nominations for election or re-election to the Board should be based on a particular candidate’s merits and our needs after taking into account the current composition of the Board. The Nominating and Corporate Governance Committee considers potential candidates for director who may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional executive search firms, stockholders or other persons. When evaluating candidates annually for nomination for election, the Nominating and Corporate Governance Committee considers all relevant factors regarding the candidates, including an individual’s skills, diversity, independence from us, experience in areas that address the needs of the Board and ability to devote adequate time to Board duties. The Nominating and Corporate Governance Committee also seeks to achieve the appropriate balance of industry and business knowledge and experience, including, without limitation, expertise in the dredging industry, the function and needs of the Board, financial expertise, public company experience, personal integrity and reputation.

Whenever a new seat or a vacated seat on the Board is being filled, candidates that appear to best fit our needs are identified and unless such individuals are well known to the Board, they are interviewed and further evaluated by the Nominating and Corporate Governance Committee. Candidates selected by the Nominating and Corporate Governance Committee are then recommended to the Board. After the Board approves a candidate, the Chair of the Nominating and Corporate Governance Committee extends an invitation to the candidate to join the Board.

When evaluating director candidates and considering incumbent directors for re-nomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include each nominee’s independence, financial literacy, industry knowledge, personal and professional accomplishments, experience in light of the needs of the Board and Company and availability. For incumbent directors, the factors include past performance on the Board or in the Company and contributions to their respective committees, if any.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for membership on the Board, provided that a complete description of such proposed nominee’s qualifications, experience and background, together with a statement signed by each proposed nominee in which he or she consents to act as such, accompanies the recommendations, and provided further that any such recommendation must also be made according to the procedures, and within the same time deadlines, applicable under our Bylaws to director nominations. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523 and should not include self-nominations.

The Nominating and Corporate Governance Committee requested the Board’s independent directors to consider director nominees, and the independent directors unanimously recommended Messrs. Albert and Berger to the Board as director nominees for election at the Annual Meeting. See “Proposal 1—Election of Directors.”

The Nominating and Corporate Governance Committee held two meetings during 2012.

Attendance at Board of Directors and Committee Meetings.    Our current Board of Directors held seven meetings during 2012. Each member of the Board attended at least 75% of all meetings of the Board and those Board committees on which he served in 2012. The members of our Board are encouraged to attend our Annual Meeting of Stockholders. In May 2012, all members of our Board attended our Annual Meeting of Stockholders other than Mr. Bittel.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of Great Lakes or any of our subsidiaries during fiscal 2012, or was a former officer or employee of the same, except that Mr. Weiss was Aldabra’s chief executive officer, secretary and a member of Aldabra’s board of directors from Aldabra’s inception until the completion of the Aldabra merger in December 2006. As discussed more thoroughly below in “Director Independence”, the Board does not consider Mr. Weiss’s service as an officer or director of Aldabra as affecting his independence. No interlocking relationship existed during the fiscal year ended December 31, 2012 between our Board or Compensation Committee and the board or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Director Independence

The Board of Directors has determined that Messrs. Albert, Bittel, Deutsch, Leight and Weiss, constituting a majority of the Board, are independent directors, as such term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In reaching the conclusion that Mr. Leight is independent, the Board considered the fact that he is the cousin of Mr. Berger. The Board concluded that this relationship did not impact the independence of this director under applicable NASDAQ Marketplace Rules.

In reaching the conclusion that Mr. Weiss is independent, the Board considered that he had served as chief executive officer of Aldabra until the date of the merger between the Company and Aldabra in December 2006 (the “Aldabra merger”). Factors influencing the Board’s decision included: Aldabra was a blank check company; Mr. Weiss has not been employed by the Company; Mr. Weiss has not been involved in the operations of the Company; and Mr. Weiss does not have any other conflicting relationships or related party transactions with the Company.

Executive Sessions of Non-Management Directors and Independent Directors

The non-management directors of the Board meet periodically in executive sessions without our management present. The independent directors also meet on occasion or as necessary in executive session. Stockholders wishing to communicate with the independent directors may contact them by writing to: Independent Directors, c/o Secretary, Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523. Any such communication will be promptly distributed to the directors named in the communication in the same manner as described below in “Communications with the Board of Directors.”

Code of Ethics

We have a written Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Board and our employees, including our principal executive officer, principal financial officer, controller and persons performing similar functions. The Code is reviewed and updated on a regular basis, and a new version of the Code was adopted by the Board in November 2012. All of our salaried employees have reviewed and certified compliance with the Code. In addition, on an annual basis, each of our salaried employees receives training on the Code. Senior management, as well as individuals with responsibility for foreign operations or purchasing, receive additional training on the Foreign Corrupt Practices Act.

Our Code can be found on our website at www.gldd.com. We will post on our website any amendments to or waivers of the Code for executive officers or directors, in accordance with applicable laws and regulations. A copy also may be obtained by writing to our Secretary at our principal executive office.

Communications with the Board of Directors

Stockholders and other interested parties wishing to communicate with our Board of Directors can send communications to one or more members of the Board by writing to the Board or to specific directors (including independent directors or committee chairs) or to a group of directors at the following address:

Great Lakes Dredge & Dock Corporation Board of Directors

c/o Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

Any such communication will be promptly distributed by the Secretary to the individual director or directors named in the communication or to all directors if the communication is addressed to the entire Board of Directors. Every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Compensation of Directors

Non-employee directors receive compensation for Board service which is designed to fairly compensate directors for their Board responsibilities. An employee director receives no additional compensation for Board service. The Nominating and Corporate Governance Committee has the primary responsibility to review and consider any revisions to directors’ compensation. Director compensation is typically reviewed annually by the Nominating and Corporate Governance Committee, which recommends any changes to the Board for approval. The Compensation Committee bears responsibility for reviewing and approving any grants of common stock to our directors.

For 2012 and 2013, the Compensation Committee and the Board reviewed the demands and duties of the Board Chair above and beyond those of other non-employee directors and approved the payment of additional compensation to the Board Chair of $250,000 payable 100% in shares of our common stock which immediately vest upon grant. The Board Chair’s strategic role in matters related to the Company, as well as the increased amount of time in which the Board Chair is expected to work on behalf of the Company, were key factors in the Board’s decision.

The Compensation Committee and the Board also reviewed the demands and duties of the non-employee directors of the Board and considered the annual retainers in light of the time, effort and resources required of the non-employee directors in the performance of their Board duties and for service on certain committees. As part of this review, the Compensation Committee considered a competitive analysis prepared by the Compensation Committee’s independent consultant of our compensation program for non-employee directors of the Board. As a result of this review, the Board increased the annual retainers paid to the non-employee directors of the Board by $30,000 per year. The Board also increased the annual retainer paid to the chair of the Audit Committee by $7,500 per year and the chair of the Compensation Committee by $2,500 per year.

Each of our non-employee directors currently receives an annual retainer of $155,000, payable quarterly in arrears. The retainer is payable 50% in cash and 50% in our common stock. In addition to the annual retainer, our Board approved the annual retainers for committee service as set forth below. The committee annual retainers are paid in cash to the committee members each quarter in arrears.

Annual Compensation for Board and Committee Service

	Board		Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Chair	$250,000	(1)	$17,500	$10,000	$5,000
Member	$155,000		$5,000	$3,750	$2,500

(1)	The annual retainer earned by the Board Chair is in addition to the annual retainer earned for serving as a member of the Board.

The following table sets forth the compensation paid to each of our non-employee directors for the year ended December 31, 2012.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Carl A. Albert	$96,885	$77,485	$—	$174,371
Stephen H. Bittel	$86,260	$77,485	$—	$163,746
Peter R. Deutsch	$85,010	$77,485	$—	$162,496
Nathan D. Leight	$88,164	$327,483	$—	$415,646
Douglas B. Mackie(3)	$79,124	$77,485	$—	$156,610
Jason G. Weiss	$87,771	$77,485	$—	$165,257

(1)	Mr. Berger became an employee of the Company in September 2010. While employed by the Company, Mr. Berger is not entitled to additional compensation for serving on the Board. See the “Summary Compensation Table for Year Ended December 31, 2012” for his employee compensation information.

(2)	Messrs. Albert, Bittel, Deutsch, Leight, Mackie and Weiss each received an award of $77,485 in shares of our common stock, with each such director receiving fully vested shares equal to $15,624 on March 31, $23,119 on June 30, $19,373 on September 30 and $19,370 on December 31, 2012. In addition, for serving as Board Chair, Mr. Leight received an additional award of fully vested shares equal to $62,496 on March 31, $62,499 on June 30, $62,501 on September 30 and $62,501 on December 31, 2012. The shares had a grant date fair value of $7.22 per share on March 31, $7.12 per share on June 30, $7.70 per share on September 30 and $8.93 per share on December 31, 2012 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” referred to in this proxy statement as “FASB ASC Topic 718.” The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Mr. Mackie also holds 206,950 vested options to purchase shares of common stock that remained unexercised as of December 31, 2012. Mr. Mackie was awarded these options during his employment with the Company prior to September 2010.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2013. During 2012, Deloitte & Touche LLP also served as our independent registered public accounting firm and, in addition, provided certain tax and other audit-related services. See “Matters Related to Independent Public Accountants—Professional Fees.” Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Vote Required and Recommendation

Deloitte & Touche LLP will be ratified as our independent registered public accounting firm for the year ending December 31, 2013 provided this proposal receives the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, assuming a quorum is present. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of voting against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be sound corporate practice to do so. If the appointment is not ratified, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and all persons who beneficially own more than 10% of the outstanding shares of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Executive officers, directors and persons who own more than 10% of our common stock are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of filings with the SEC and/or written representations and materials furnished to us from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and persons who own more than 10% of our common stock were complied with in 2012, except that, as disclosed in a Form 4—Statement of Changes in Beneficial Ownership filed by Mr. Deutsch on February 15, 2013, Mr. Deutsch inadvertently had not previously filed five Forms 4 relating to twelve transactions from prior periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is based on 59,366,430 shares of common stock outstanding as of March 28, 2013, and sets forth certain information with respect to the beneficial ownership of our common stock as of the same date by:

•	each person whom we know to own beneficially more than five percent of the outstanding shares of our common stock;

•	each of our directors and named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise stated, each of the persons in the table has sole voting and investment power with respect to the securities beneficially owned.

	Beneficially Owned
	Number of Shares of Common Stock	Percentage of Common Stock
Jennison Associates LLC(1)	5,654,669	9.5%
Dimensional Fund Advisors LP(2)	4,054,312	6.8%
BlackRock, Inc.(3)	3,199,863	5.4%
Jonathan W. Berger(4)(5)	174,022	*
Bruce J. Biemeck(4)(6)	139,971	*
Kyle D. Johnson(4)(7)	82,254	*
Stephen E. Pegg(4)(8)	41,146	*
David E. Simonelli(4)(9)	152,329	*
William S. Steckel(4)	0	*
Carl A. Albert(4)(10)	35,495	*
Stephen H. Bittel(4)(11)	107,471	*
Peter R. Deutsch(4)	71,366	*
Nathan D. Leight(4)(12)	2,005,316	3.4%
Douglas B. Mackie(4)(13)	215,261	*
Jason G. Weiss(4)(14)	715,328	1.2%
All directors and executive officers as a group (14 persons)	3,843,451	6.5%

*	Denotes less than 1%

(1)

Jennison Associates LLC (“Jennison”) may be deemed to be the beneficial owner of 5,654,669 shares of our common stock. Jennison has the sole power to vote or direct the voting of all such shares and the shared power to dispose or direct the disposition of all such shares. Jennison furnishes investment advice to several investment companies, insurance separate accounts, and institutional clients (“Managed Portfolios”). As a result of its role as investment adviser of the Managed Portfolios, Jennison may be deemed to be the beneficial owner of the shares of the Company’s common stock held by such Managed Portfolios. Prudential Financial, Inc. (“Prudential”) indirectly owns 100% of equity interests of Jennison. As a result, Prudential may be deemed to have the power to exercise or to direct the exercise of such voting and/or dispositive power that Jennison may have with respect to the Company’s common stock held by the Managed Portfolios. Jennison does not file jointly with Prudential, as such, shares of the Company’s common stock reported on Jennison’s Schedule 13G may be included in the shares reported on the Schedule 13G filed by Prudential. The principal business address of Jennison is 466 Lexington Avenue, New York, New York 10017. The information in this footnote (1) was derived from a Schedule 13G/A filed by Jennison with the SEC on February 13, 2013.

(2)	Dimensional Fund Advisors LP (“Dimensional LP”) may be deemed to be the beneficial owner of 4,054,312 shares of our common stock. Dimensional LP has sole power to vote or direct the voting of 3,971,852 of such shares and the sole power to dispose or direct the disposition of all such shares. Dimensional LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional LP nor its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G/A filed by Dimensional LP are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. The principal business address of Dimensional LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The information in this footnote (2) was derived from a Schedule 13G/A filed by Dimensional LP with the SEC on February 11, 2013.

(3)	BlackRock, Inc. (“BlackRock”) may be deemed to be the beneficial owner of 3,199,863 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of all such shares and the sole power to vote or direct the voting of all such shares. The principal business address of BlackRock is 40 East 52nd Street, New York, New York 10022. The information in this footnote (3) was derived from a Schedule 13G/A filed by BlackRock with the SEC on February 8, 2013.

(4)	The address for each of the stockholders listed in the above table, unless otherwise noted, is c/o Great Lakes Dredge & Dock Corporation, 2122 York Road, Oak Brook, Illinois 60523.

(5)	Includes 38,134 options to purchase Common stock, exercisable within 60 days of March 28, 2013.

(6)	Includes 30,507 options to purchase Common stock, exercisable within 60 days of March 28, 2013.

(7)	Includes 30,254 options to purchase Common stock, exercisable within 60 days of March 28, 2013.

(8)	Includes 6,864 options to purchase Common stock, exercisable within 60 days of March 28, 2013.

(9)	Includes 94,851 options to purchase Common stock, exercisable within 60 days of March 28, 2013.

(10)	Includes 10,000 shares of common stock held by the Albert-Schaefer Trust, a trust established for the benefit of Mr. Albert and his wife, of which Mr. Albert and his wife are co-trustees.

(11)	Includes 51,393 shares of common stock held by various family trusts.

(12)	Includes (i) 1,621,135 shares of common stock held by the Leight Family 2012 Irrevocable Trust; (ii) 367,250 shares of common stock held by Apple Orange LLC; and (iii) 4,000 shares of common stock held by various custodial accounts.

(13)	Includes 206,950 options to purchase Common stock, exercisable within 60 days of March 28, 2013.

(14)	Includes (i) 666,562 shares of common stock held by the Jason G. Weiss Revocable Trust dated August 2, 2000 and (ii) 100 shares of common stock held by the wife of Mr. Weiss.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the material components of our executive compensation program for our Chief Executive Officer, the two executives who served as Chief Financial Officer during the year, and our three other most highly compensated executive officers (the “named executive officers”). For 2012, our named executive officers are:

•	Jonathan W. Berger, our Chief Executive Officer

•	Bruce J. Biemeck, our former President, Chief Operating Officer and Chief Financial Officer

•	William S. Steckel, our Senior Vice President and Chief Financial Officer

•	David E. Simonelli, our President of Dredging Operations

•	Kyle D. Johnson, our Senior Vice President—Operations

•	Stephen E. Pegg, our President of the Rivers & Lakes Group and former Senior Vice President—Business Development

We also focus on the philosophy and objectives of the Company’s executive compensation program, the goals the program is designed to reward, and the determination of the formulas to measure performance and award levels. For additional information regarding compensation of the named executive officers, see “Executive Compensation.”

The Company believes it is important to incorporate stockholder feedback into the design of our executive compensation program. At the 2012 Annual Meeting of Stockholders, more than 98% of voting stockholders cast an advisory vote in support of the Company’s executive pay program. In determining and deciding on executive compensation for fiscal year 2012, our Compensation Committee took into account the results of the stockholder advisory vote on executive compensation, particularly the strong support expressed by the Company’s stockholders, as one of many factors considered in deciding the Company’s compensation policies and procedures.

EXECUTIVE SUMMARY

2012 Business Overview

The year ended December 31, 2012 represented another period of growth in revenue for the Company. Four of our five dredging bid markets experienced increased revenue, including capital dredging, maintenance dredging, rivers and lakes projects and foreign dredging. Higher domestic and foreign capital dredging revenue as well as maintenance revenues were driven by strong execution on prior year backlog. The dredging division overcame lower gross profit margins experienced earlier in the year to deliver a strong finish to 2012. Although the demolition segment recorded decreased revenues as compared to 2011, it ended 2012 with an increase in backlog. Earnings adjusted for net interest expense, income taxes, depreciation, amortization expense, debt extinguishment and accelerated maintenance expense for new international deployments (“Adjusted EBITDA”), which is the measure upon which our performance-based programs are based, however, was lower than prior years. In addition, we disclosed on March 14, 2013, that we would have to restate our quarterly results for the quarters ended June 30, 2012 and September 30, 2012 due to an overstatement of revenue in our demolition segment in each of those quarters.

2012 Compensation Highlights

Outlined in the following table are the key components of our executive compensation program, a description of their purpose, and the key actions and decisions made with respect to each of them for 2012.

Compensation Component and Purpose	Description	Highlights
Base Salary— Allows us to attract and retain executive talent using a fixed component of compensation without incurring excessive fixed costs.	Salary levels are set based on a variety of factors such as competitive market data, individual skills and experience, responsibilities required of the executives in their roles, knowledge, importance of the position to the Company and the difficulty of replacement.	In 2012, the Committee maintained base salaries for Messrs. Berger, Biemeck and Simonelli and increased base salaries for Messrs. Johnson and Pegg, as detailed on page 37, based on an analysis of compensation relative to our peers, expansion of roles and responsibilities and the individual performance of the executives. Mr. Steckel, who began employment with the Company in August 2012, was awarded a base salary commensurate with his roles and responsibilities.
Annual Incentive Compensation— Creates incentives and rewards to support the Company’s short term operating objectives.	A range of earnings opportunity, as a percentage of base salary, is established for each executive. Target bonus opportunities are set such that target total annual cash compensation (base salary plus target bonus) is appropriate considering the same factors as outlined above for base salaries. Bonus pools are funded based on achievement relative to pre-determined financial measures, as outlined on pages 37-39. Messrs. Berger, Biemeck, Steckel and Pegg participated in the Executive Leadership Performance Bonus Pool, and Messrs. Simonelli and Johnson participated in the dredging segment Performance Bonus Pool. Actual bonuses for individuals may be above or below the funded amount, based on a subjective assessment of individual performance. However, total bonuses for all participants in a pool may not exceed the total pool funding.

In 2012, the measures used to determine the Executive Leadership Performance Bonus Pool, in which Messrs. Berger, Biemeck, Steckel and Pegg participated, were Company Adjusted EBITDA, return on average assets (“ROAA”) relative to a peer group, and return on capital (“ROC”) relative to a peer group, each weighted equally. The measures used to determine the dredging segment Performance Bonus Pool, in which Messrs. Simonelli and Johnson participated, were Adjusted EBITDA and ROAA relative to peers, both measured for the dredging segment.

The threshold goal for Company Adjusted EBITDA and relative ROC were not achieved and relative ROAA was between threshold and target. Adjusted EBITDA for the dredging segment was between threshold and target, while dredging ROAA relative to peers was slightly below target. Actual bonuses from each executive’s respective pool were allocated based on a subjective assessment of individual performance.

Although the Executive Leadership Performance Bonus Pool funded at 17% of target, the Committee paid no bonuses to Messrs. Berger and Biemeck, due to the need to restate second and third quarter financial results and the identification of a material weakness in our internal control over financial reporting, and paid no bonus to Mr. Pegg, due to performance of the Rivers & Lakes Group that did not meet expectations. Mr. Steckel joined the Company in August 2012. Consistent with his offer letter, the Company paid Mr. Steckel a bonus slightly below his target, pro-rated for the amount of time he was employed during the year. The dredging segment Performance Bonus Pool funded at 79% of target. Messrs. Simonelli and Johnson earned bonuses approximately equal to 79% of their targets. Actual bonuses for our named executive officers are outlined on page 40.

Compensation Component and Purpose	Description	Highlights

Long Term Incentive Compensation—

Aligns the interests of management, employees and our stockholders and motivates and rewards achievement of key financial and strategic objectives as well as increases in stockholder value. Also provides a retention mechanism.

Long term incentive target grant values were targeted such that total direct compensation (base salary plus target bonus plus target long term incentive grant-date fair value) is appropriate considering the same factors as outlined above for base salaries.

We use three grant-types in our long term incentive program: stock options, restricted stock units and performance shares.

The Committee believes the three grant types appropriately balance incentives to increase our share price as well as to achieve our operating objectives, while providing an appropriate retention mechanism through multi-year vesting.

In 2012, long term incentive grants for executives who held corporate-wide positions (Messrs. Berger, Biemeck and Pegg) were granted 50% in the form of stock options, 25% in the form of restricted stock units, and 25% in the form of performance shares, while long term incentive grants to individuals with business unit responsibilities (Messrs. Simonelli and Johnson) were granted 67% in the form of stock options and 33% in the form of restricted stock. Mr. Steckel joined the Company in August 2012 and did not receive a long term incentive grant in 2012.

•  Stock options have an exercise price equal to the fair market value of our stock on the date of grant, vest in three equal annual installments, and have a ten-year term.

•  Restricted stock units generally vest three years from the grant date, subject to the executive’s continued employment.

•  Performance shares under our 2012 program vest three years from the grant date, subject to the executive’s continued employment, as well as our ROAA versus an index of our peers (“Relative EBITDA ROAA”) over a one-year performance period, subject to a minimum return on equity of 6%. In 2012, our return on equity did not meet the threshold, which resulted in the performance shares based on this metric being forfeited in total.

•  In 2012, a special performance share award opportunity was provided to Messrs. Berger and Biemeck. These performance shares would be earned based on our 2012 Adjusted EBITDA. None of the shares would vest if our adjusted EBITDA was $95 million or less, and 100% of the shares would vest if our Adjusted EBITDA was $100 million. Earned shares would vest, subject to continued employment, on the third anniversary of the grant date. In 2012, our Adjusted EBITDA did not meet the threshold, which resulted in the performance shares based on this metric being forfeited in total.

Benefits— Support business and human resources strategies that ensure delivery of equitable value to executives relative to lower level employees.

Named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing.

We also sponsored a 401(k) lost benefit plan, which provided an additional bonus to certain executive officers who were unable to obtain the maximum 401(k) match and profit sharing contributions due to Internal Revenue Service (“IRS”) limits.

In 2013, the 401(k) lost benefit plan will be replaced with the Supplemental Savings Plan, a more traditional nonqualified deferred compensation plan that allows a select group of executives to elect to defer salary and bonus compensation and to receive matching and profit sharing contributions in excess of the maximum amounts that they can defer or receive under the 401(k) plan due to IRS limits.

2012 Governance Highlights

Our compensation program incorporates the following practices:

•	The Compensation Committee engages an independent compensation consultant to advise on various executive compensation matters.

•

The Compensation Committee regularly reviews an analysis of the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	Much of our executive compensation is variable and linked to meeting our short term and long term financial and strategic goals and to the Company’s stock price over time.

•	The aggregate target value of our named executive officers’ compensation is below the peer group median.

•	Certain senior executives have share ownership requirements expressed as a multiple of base salary to ensure long term alignment of interests and to mitigate risk.

•	The Committee has adopted a recoupment policy, which requires certain compensation to be repaid to the Company if awarded as a result of misstated earnings.

•

The Company uses both absolute and relative performance measures in its incentive programs, which rewards attainment of internal Company objectives and superior performance as compared to the Company’s peer group.

•	The Company does not make tax gross-up payments under Section 280(G) of the Tax Code.

•	The Committee considers the results of the stockholders’ “say-on-pay” vote when determining compensation for the following year.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Compensation Committee believes that a significant portion of annual and long term compensation paid to our named executive officers should be closely aligned with our operating and financial performance on both a short term and long term basis. The goal of our executive compensation programs is to provide our named executive officers with compensation opportunities and benefits that are fair, reasonable and competitive in the marketplace. In addition, these programs are intended to help us recruit and retain qualified executives, and provide rewards that are linked to performance while also aligning the interests of our executive officers with those of our stockholders. Specific objectives of this philosophy are as follows:

•	To attract, motivate and retain highly experienced executives who are vital to our short and long term success, profitability and growth;

•	To achieve accountability for performance by linking annual cash awards to achievement of measurable performance objectives; and

•

To align the interests of executives and stockholders by rewarding executives for the achievement of strategic and financial goals that successfully drive our operations and thereby enhance stockholder value.

Overall, we believe our executive compensation programs are designed to encourage executive officers to operate the business in a manner that enhances stockholder value in both the short and long term, includes a focus on appropriate risk/reward analysis and is consistent with programs in place among our peers. A substantial portion of the executive’s overall compensation is tied to a comparison of adjusted actual EBITDA to adjusted budgeted EBITDA, which represents net income (loss), adjusted for net interest expense, income taxes, depreciation, amortization expense, debt extinguishment and accelerated maintenance expense for new international deployments. A substantial portion of the executive’s overall compensation is also tied to a comparison of our ROAA to average ROAA of similarly-situated companies. In this way, our compensation program balances incentives tied to our absolute and our relative performance. The compensation philosophy provides for a direct relationship between compensation and the achievement of our goals and seeks to include management in upside rewards and downside risk.

In addition, we use our equity incentive plan to further align the interests of management with those of our stockholders by granting long term equity to our executives which tie the compensation of our executives to the creation of long term stockholder value. In 2012, the Company granted a combination of stock options, restricted stock units and (for executives with corporate responsibilities) performance shares to its named executive officers, which provided balance and durability to the Company’s long term incentive program and satisfied the Company’s goal of increasing retention of executives. Performance shares are grants of share units that vest based on the achievement of performance goals, in addition to continued employment. Performance shares allow the Company to create more effective performance incentives and to enhance the financial efficiency of the overall compensation program.

COMPENSATION PROCESS

Our annual compensation review is undertaken at the direction and under the supervision of the Compensation Committee. Other than our Chief Executive Officer, no executive officers are involved in making recommendations for executive officer compensation. Officers are typically not involved in determining director compensation. Our Chief Executive Officer is not involved in recommending or setting his own compensation levels.

Generally, in the first quarter of each year, the Compensation Committee reviews our historical pay and Company performance information, including our performance relative to the objectives set forth in the prior year’s incentive programs. Based on our performance, as well as recommendations from our Chief Executive Officer for executives other than himself, the Compensation Committee approves bonuses for executive officers. The Compensation Committee also determines the compensation program for the current year. As part of this process, the Compensation Committee reviews a comprehensive overview of the aggregate value of the total compensation and benefits provided to executive officers. Following the review process, the Compensation Committee determines each senior executive’s annual base salary for the current fiscal year as well as target annual incentive opportunities for each executive officer. The Compensation Committee also approves the goals for our Annual Bonus Plan for the current fiscal year. The determination of budgeted EBITDA, one of the goals upon which our Annual Bonus Plan is premised, is made by the Board, typically in the first quarter. For 2012, the Compensation Committee set performance goals under the 2012 Annual Bonus Plan based on the achievement of certain percentages of budgeted EBITDA.

The Compensation Committee also considers the value of long term equity incentives, if any, that are to be awarded to our executive officers and other employees. Such incentives are awarded pursuant to the 2007 Long-Term Incentive Plan, as amended and restated (the “2007 Plan”) and, in the past, have taken the form of stock options, restricted stock units and performance shares. It is the Compensation Committee’s policy to authorize and grant equity awards as of the date of the Compensation Committee meeting at which such awards are approved by the independent, non-management directors who serve on the Compensation Committee, based upon the fair market value of our common stock as of the date of the award. In connection with these grants, the Compensation Committee determines the value of the award to be made to each recipient and determines the terms and conditions of the awards including the applicable vesting criteria. For additional detail on the Company’s grants in 2012, refer to “Long Term Incentive Awards” on page 40.

Periodically throughout the year, the Compensation Committee may discuss, as appropriate, the philosophy for the overall compensation packages, and decide whether changes should be made in the components of the package and/or the mix of the package or whether special awards are appropriate or desirable. For 2012, the Compensation Committee modified the Adjusted EBITDA calculation consistent with the modification adopted by the Company in its public disclosures regarding the Company’s financial performance. The modification was to exclude accelerated maintenance expense for new international deployments that are not directly recoverable under the related dredging contract and are therefore expensed as incurred. The Company does not frequently incur significant accelerated maintenance as a part of its international deployments. As such, the exclusion of these accelerated maintenance expenses from the calculation of Adjusted EBITDA used for purposes of our named executive officer compensation program seemed fair to the named executive officers and consistent with our compensation objectives. As noted elsewhere in this Compensation Discussion and Analysis, the Adjusted EBITDA target was not met for our Executive Leadership Performance Bonus Pool.

Role of Compensation Consultants

Since November 2010, our Compensation Committee has engaged the services of Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to advise the Compensation Committee on the reasonableness of compensation levels and on the appropriateness of the Company’s executive compensation program structure in supporting the Company’s business objectives. Cook was engaged by and reports directly to the Compensation Committee and works with management under the direction of the Compensation Committee. Cook does not perform any other services for the Company. The Compensation Committee has considered the independence of Cook and has concluded that Cook’s engagement does not raise any conflict of interest.

Since engagement, Cook conducted a comprehensive review of the design and structure of our executive compensation programs. The review process included interviews with certain members of our management and the Board to obtain a clear understanding of the Company’s business objectives and the implications of those objectives on compensation strategy. In 2012, the Compensation Committee worked with Cook on a number of matters, including but not limited to the following:

•	performing a competitive analysis of executive compensation levels for our named executive officers versus executives at companies in our peer group;

•	reviewing and providing recommendations regarding incentive program design practices;

•	examining the group of participants to whom long term incentives are granted;

•	reviewing levels of share usage, fair value transfer and potential dilution; and

•	providing analytical materials and summaries for Compensation Committee meetings.

A key aspect of Cook’s work was the determination of the companies which comprise our peer group for comparative purposes. Construction of an appropriate peer group was challenging because there are no direct industry competitors that are public and of similar size.

To develop the peer group, Cook used the following criteria:

•

Companies in the following S&P Global Industry Classification System (GICS) Industries and Sub-Industries, which include asset-intensive companies that provide large infrastructure and engineering services:

Industries		Sub-Industries
101010	Energy Equipment & Services	10101020	Oil & Gas Equipment & Services
201030	Construction & Engineering	20103010	Construction & Engineering
202010	Commercial Services & Supplies	20201050	Environmental & Facilities Services

•	The resulting companies’ trailing four quarters revenues were examined to see if the results were between one third and three times the Company’s trailing four quarters revenues.

•	The resulting companies were then further screened on a qualitative basis to include those in the most similar industries to the Company. The resulting peer group consisted of the following companies:

Aegion Corporation (f/k/a Insituform Tech.)	Matrix Service Company	Primoris Services
Dycom Industries Inc.	Michael Baker Corp.	Sterling Construction
Granite Construction Inc.	MYR Group	Team Inc.
Layne Christensen	Orion Marine Group	Tetra Tech
MasTec Inc.	Pike Electric Corp.	Willbros Group Inc.

As described below under “Long Term Incentive Awards,” the Company also uses a subset of the above-listed peers when measuring relative performance, upon which annual bonuses and performance shares are and/or will be dependent.

ELEMENTS OF COMPENSATION

Our compensation and benefits package for named executive officers consists of base salary, an annual bonus opportunity, long term incentive awards and certain other Company programs. Each component is designed to contribute to a total compensation package that is competitive and appropriately performance-based, and to create incentives for our named executive officers that coincide with our goals and objectives. In determining the total compensation of the named executive officers, the Compensation Committee considers our operating and financial performance as a whole, as well as each executive’s execution of the responsibilities associated with his or her respective position. The Compensation Committee believes that named executive officer compensation should include a significant company performance-based component. The table below illustrates how the primary components of target executive compensation (base salary, annual cash incentive target opportunity and long term equity incentive target opportunity) were allocated in 2012.

Base Salary.    We seek to maintain base salaries that are competitive with the marketplace to allow us to attract and retain executive talent without incurring excessive fixed costs. Accordingly, we consider a variety of factors such as market median of similar positions in our peer group, skills and experience, responsibilities required of the executives in their roles, knowledge, importance of the position to the Company and the difficulty of replacement.

Effective January 1, 2012, two of our named executive officers received salary increases. Decisions regarding individual salary levels were based upon a review of multiple criteria including the peer group market data and the advice of our independent compensation consultant. Additional information regarding individual salary increases is noted below.

Name	FY 2011 Annual Salary		FY 2012 Annual Salary	% Increase over 2011
Jonathan W. Berger(1)		$500,000	$500,000	0.0%
Bruce J. Biemeck(2)		$475,000	$475,000	0.0%
William S. Steckel(3)	$	N/A	$300,000	N/A %
David E. Simonelli(4)		$327,000	$327,000	0.0%
Kyle D. Johnson(5)		$215,200	$250,000	16.2%
Stephen E. Pegg(6)		$235,000	$250,000	6.4%

(1)	Mr. Berger’s base salary was increased in 2011 to maintain a competitive salary level for the position. No further adjustment was made in 2012.

(2)	Mr. Biemeck’s base salary was increased in 2011 primarily as a reflection of the increased role and responsibilities he had been asked to assume. No further adjustment was made in 2012.

(3)	Mr. Steckel began employment with the Company as of August 20, 2012. The salary figure listed is Mr. Steckel’s annualized salary for 2012, as opposed to actual base salary paid in 2012.

(4)	Mr. Simonelli’s base salary was increased in 2011 to maintain a competitive salary level for the position. No further adjustment was made in 2012.

(5)

Mr. Johnson’s base salary was increased in 2011 to maintain a competitive salary level for the position. A comparison of Mr. Johnson’s base salary to that of the fifth highest compensated officer at peer companies in 2012 revealed that his salary was below the 25th percentile. As a result, in 2012, the Compensation Committee increased Mr. Johnson’s base salary 16.2%.

(6)

A comparison of Mr. Pegg’s base salary to that of the fourth highest compensated officer at peer companies in 2012 revealed that his base salary was below the 25th percentile. As a result, in 2012, the Compensation Committee increased Mr. Pegg’s base salary 6.4%. In October 2012, Mr. Pegg was appointed President of the Rivers & Lakes Group of the Dredging Division.

Annual Bonus Incentive.    The Company’s annual bonus incentive program is designed to be supportive of the Company’s short term operating objectives and to maintain a reasonable competitive position for target bonus opportunities.

2012 Annual Bonus Plan.    On January 10, 2012, the Compensation Committee approved a second amended and restated Annual Bonus Plan, effective as of January 1, 2012. Beginning in 2012, certain employees, including each of the Company’s named executive officers, have the opportunity to earn an annual bonus from one of the Company’s annual incentive pools, to the extent such pool funds. Each bonus pool is expressed as the aggregate amount of the target bonuses of all participants in the pool, multiplied by a performance factor ranging from 0-200%, based on the attainment of the pool’s applicable performance measures.

Executive Leadership Performance Bonus Program

Messrs. Berger, Biemeck, Pegg and Steckel (collectively, the “Corporate Executives”) participated in the “Executive Leadership Performance Bonus Program” of the Annual Bonus Plan. Performance measures for the Executive Leadership Performance Bonus Program are calculated based on the financial results of the Company as a whole. These four individuals were selected for inclusion in this program because all four of the Corporate Executives had responsibility for the performance of the Company overall, influenced investment decisions and had the greatest ability to impact the chosen performance measures. Other senior executives with similar responsibilities participate in this bonus program.

For 2012, three performance measures determined funding for the Executive Leadership Performance Bonus Program using the following schedules:

	Corporate Adjusted EBITDA vs. Budget (weighted 33.3%)		Relative Adjusted EBITDA ROAA (weighted 33.3%)		Relative ROC (weighted 33.3%)
	Performance Level	Funding % Target	GLDD vs. Peer Average	Funding % Target	GLDD vs. Peer Average	Funding % Target
< Threshold	<$ 89.4 M	0%	<0.75	0%	<0.75	0%
Threshold	$ 89.4 M	50%	=0.75	50%	=0.75	50%
Target	$ 99.4M	100%	=1.00	100%	=1.00	100%
Maximum	>=$ 119.2M	200%	>=1.50	200%	>=1.50	200%

*	Performance between threshold and target and target and maximum are linearly interpolated

Performance Bonus Program

Our President of Dredging Operations, David E. Simonelli, and Senior Vice Presidents in the dredging segment, including Kyle D. Johnson (collectively, the “Dredging Executives”), participate in the “Performance Bonus Program” of the Annual Bonus Plan. Performance measures for the Performance Bonus Program are calculated based solely on the financial results of the dredging segment. Any bonus allocated to the Dredging Executives will be taken from a bonus pool for all participants eligible for the Performance Bonus Program.

For 2012, two performance measures determined funding for the Performance Bonus Program:

	Dredging Adjusted EBITDA vs. Budget (weighted 66.7%)		Relative Adjusted EBITDA ROAA (weighted 33.3%)
	Performance Level	Payout % Target	GLDD vs. Peer Average	Payout % Target
< Threshold	<$ 63.2 M	0%	<0.75	0%
Threshold	$ 63.2M	50%	=0.75	50%
Target	$ 90.3M	100%	=1.00	100%
Maximum	>=$ 117.4M	200%	>=1.50	200%

*	Performance between threshold and target and target and maximum are linearly interpolated

The following companies are included in the peer group for purposes of measuring relative ROAA and relative ROC: Aegion Corporation (f/k/a Insituform Tech.), Dycom Industries, Granite Construction, Layne Christensen, MasTec, Matrix Service Co., MYR Group, Orion Marine Group, Pike Electric Corp.,

Primoris Services, Sterling Construction, Team Inc. and Willbros. Group, Inc. The above-listed companies comprise a subset of the peer group used for the independent compensation consultant’s market comparison of executive compensation. Michael Baker Corporation and Tetra Tech were removed from the peer group for purposes of the Relative Adjusted EBITDA ROAA calculation because the Compensation Committee determined that these companies were not sufficiently capital-intensive to form a fair comparison for purposes of measuring return on assets.

Actual Corporate Adjusted EBITDA was $60.9 million, which was below the threshold level. Adjusted EBITDA ROAA versus the peer group average was 0.75 and relative ROC versus the peer group average was 0.67. As a result, the Executive Leadership Performance Bonus Pool funded at 17% of target. Actual Dredging Adjusted EBITDA as adjusted by the Compensation Committee was $74.9 million, which was between the threshold and target level. Dredging Adjusted EBITDA ROAA versus the peer group average was 0.97. As a result, the Performance Bonus Pool funded at 79% of target.

The Compensation Committee retains subjective discretion to adjust each of the performance measures in order to assure that the intents and purposes of the Bonus Plan are effectuated. Reasons for adjustments could include the effects of unanticipated events that, unless excluded, would be inconsistent with the alignment of the interests of named executive officers with those of our stockholders and to provide financial incentives to named executive officers to effectively implement our business plan and goals. In 2012, the Compensation Committee exercised its subjective discretion to add $4.7 million to Actual Dredging Adjusted EBITDA based on certain changes to accounting treatment for expenses related to preparation of dredge equipment for the Wheatstone LNG dredging project in Australia. Because of the change in accounting treatment, these expenses had not been reflected in the budgeted performance metrics set in early 2012.

Decisions regarding actual individual incentive awards were based upon funded amounts for the bonus pool in which each executive participates and a qualitative evaluation of the executive’s individual contribution to overall company performance, as follows:

•

Messrs. Berger and Biemeck were not awarded bonuses. The Compensation Committee exercised its subjective discretion to negatively adjust Messrs. Berger’s and Biemeck’s annual bonuses due to the need to restate second and third quarter financial results and the identification of a material weakness in our internal control over financial reporting.

•

Mr. Steckel earned an actual bonus slightly below his target, pro-rated for the amount of time he was employed during the year, to reflect the Committee’s assessment that he had performed well in his first partial year as an officer, even though the Company did not achieve its financial targets.

•	Messrs. Simonelli and Johnson earned actual bonuses approximately equal to the pool funding percentage times their target bonus amounts.

•

Mr. Pegg was not awarded a bonus. The Compensation Committee exercised its subjective discretion to negatively adjust Mr. Pegg’s annual bonus due to performance of the Rivers & Lakes Group that did not meet target expectations.

The table below provides a summary of target individual incentive award opportunities for each of our named executive officers as compared to actual individual incentive awards.

Name	Target Award Opportunity (FY 2012)		Actual Award (FY 2012)	% of Target Opportunity Earned (FY 2012)
	% Salary	$
Jonathan W. Berger	90%	$450,000	$0	0%
Bruce J. Biemeck	90%	$427,500	$0	0%
William S. Steckel(1)	40%	$44,167	$34,500	78%
David E. Simonelli	50%	$163,500	$127,700	78%
Kyle D. Johnson	50%	$125,000	$95,400	76%
Stephen E. Pegg	40%	$100,000	$0	0%

(1)	Mr. Steckel began employment with the Company in August 2012. His earned bonus for 2012 was pro-rated based on his start date.

Long Term Incentive Awards.    Long term equity incentive awards are equity awards designed to attract and retain executives, and to strengthen the link between compensation and increased stockholder value. The Board believes that equity awards align the interests of management, employees and our stockholders and motivate and reward achievement of key financial and strategic objectives as well as increases in stockholder value. Long term equity awards are granted in the Compensation Committee’s discretion and may be made under the 2007 Plan in various forms, including restricted stock units, performance shares and/or stock options. The goal of stock options generally is to focus executives on increasing stockholder value through stock price appreciation, and therefore we have emphasized stock options in our grants to named executive officers. Restricted stock units are meant to encourage executive retention and align the interests of management with those of our stockholders while providing a vehicle that complements the attributes of stock options. In 2012, the Company also granted performance shares to the named executive officers responsible for corporate-wide performance, which were intended to more strongly align their long term compensation with performance. The Compensation Committee targets a level of long term incentives that results in total direct compensation (base salary plus target bonus plus target long term incentives) that is appropriate given the factors outlined above.

The Compensation Committee and management regularly monitor the environment in which we operate, and make changes to our equity program to help us meet our goals, including achieving long term stockholder value and attracting, motivating and retaining top talent. The Compensation Committee considers it important to retain a balance between awards that provide incentive value, such as options and performance shares, and awards that provide more retention value, such as time-based restricted stock units. In considering whether to grant restricted stock units, stock options, other types of awards or a combination of awards, the Compensation Committee reviews our overall performance for the prior year, the executives’ level of responsibility, historical award data, compensation practices at peer companies, the value of awards already held by named executive officers and other relevant data.

In June 2012, the Compensation Committee granted long term equity incentive awards of stock options, restricted stock units and performance shares. Further details regarding the equity grants are as follows:

•

Time-Based Stock Option Awards.    Approximately 50% of the total long term incentive grant value for each of Messrs. Berger, Biemeck and Pegg and approximately 67% of the total long term incentive grant value for each of Messrs. Simonelli and Johnson was awarded in the form of stock options.

•

Restricted Stock Units.    Approximately 25% of the total long term incentive grant value for each of Messrs. Berger, Biemeck and Pegg and approximately 33% of the total long term incentive grant value for each of Messrs. Simonelli and Johnson for 2012 was awarded in the form of restricted stock units.

•

Performance Shares- 2012 Program.    Approximately 25% of the total long term incentive grant value for each of Messrs. Berger, Biemeck and Pegg under the 2012 program was awarded in the form of performance shares. Performance shares granted as part of this program were eligible to vest based on our 2012 Relative EBITDA ROAA, using the same peer group as used for measuring relative performance in our annual bonus plan (see pages 38-39). The target value for this component is converted to a number of target performance shares based on the closing price of our common stock on the grant date, and assuming a 1.00 Relative EBITDA ROAA. A minimum of 6.0% return on equity for 2012 was also required for the performance shares to be eligible to vest. Any earned shares would have vested on the third anniversary of the grant date.

Because the threshold return on equity was not achieved, these shares were forfeited.

•

Performance Shares- Special Program.    Messrs. Berger and Biemeck also received a special performance share grant with vesting based on our 2012 Adjusted EBITDA. If our Adjusted EBITDA was less than or equal to $95 million, none of these shares would vest. If our Adjusted EBITDA was greater than or equal to $100 million, all of the shares would vest. If Adjusted EBITDA was between $95 million and $100 million, the payout would be linearly interpolated. Our actual Adjusted EBITDA for 2012 was $60.9 million, which was below the threshold goal. As a result, these shares were forfeited.

The named executive officers were granted a mix of stock options, restricted stock awards and performance shares (as applicable) with total grants and grant-date fair value for the year as follows:

Name	Stock Options		Restricted Stock Units		Target Number of Performance Shares(1)		Target Number of Special Performance Shares(1)
	# of Options	Grant Date Fair Value	# of Shares	Grant Date Fair Value	# of Shares	Grant-Date Fair Value	# of Shares	Grant-Date Fair Value	Total Target LTI Value
Jonathan W. Berger	141,804	$415,879	29,070	$187,502	29,070	$187,502	15,504	$100,001	$890,884
Bruce J. Biemeck	94,536	$277,253	19,380	$125,001	19,380	$125,001	15,504	$100,001	$627,256
David E. Simonelli	63,024	$184,835	12,920	$83,334	N/A	N/A	N/A	N/A	$268,169
Kyle D. Johnson	40,966	$120,144	8,398	$54,167	N/A	N/A	N/A	N/A	$174,311
Stephen E. Pegg	23,634	$69,313	4,845	$31,250	4,845	$31,250	N/A	N/A	$131,813

(1)	Fair value is set forth as of the grant date; as none of the performance shares remain eligible to vest, they have a present fair value of $0.

Our Chief Financial Officer, Mr. Steckel, began employment with the Company in August 2012. He was not granted any long term incentive compensation in 2012. He is expected to begin participating in our long term incentive program in 2013.

Other Programs.    The Company believes in adopting other benefit programs that are supportive of business and human resource strategies and that ensure delivery of equitable value to executives relative to lower level employees. The Company strives to avoid programs that provide enhanced benefits to named executives that are not available to lower level employees or that do not support an identifiable business objective.

Accordingly, the named executive officers participate in the same benefits programs that are provided to other employees, including life and medical insurance and 401(k) matching and profit sharing. Our 401(k) plan provides that we will match, dollar for dollar, up to 6% of an employee’s salary and bonus that is contributed to his or her 401(k) account. We also sponsor a 401(k) lost benefit plan for some of our employees, including Messrs. Simonelli and Johnson, which provides an additional bonus to employees who are unable to obtain the maximum tax-deferred benefits allowed by our 401(k) plan due to IRS limits under Sections 402(g)(3) and 415(c)(1)(A) of the Tax Code. The 401(k) lost benefit plan provides additional compensation to make up for the lost tax benefit and Company match on the difference of 6% of the executive’s salary and bonus over the maximum contribution allowed by the IRS elective deferral limits. This amount is then grossed up for taxes and paid as cash compensation to the employee. Although Messrs. Berger and Biemeck were eligible to participate in the 401(k) lost benefit plan, they did not receive any payment under that plan for 2012.

We also may provide a profit share contribution to an employee’s 401(k) account as a percentage (between 0% and 10%) of the employee’s salary. However, the IRS limits the total annual contribution for an employee into a qualified plan. This amount was $50,000 for 2012. For certain officers, including Messrs. Simonelli, Johnson and Pegg, we provide additional compensation to make up for the lost profit sharing amount which could not be contributed because the officer had achieved the maximum annual contribution amount allowed by the IRS limitations. This amount was also grossed up for taxes and paid as cash to the executive.

In 2013, we plan to replace the 401(k) lost benefit plan with the Supplemental Savings Plan, a more traditional nonqualified deferred compensation plan that allows our named executive officers to elect to defer salary and bonus compensation and to receive matching and profit sharing contributions in excess of the maximum amounts that they can defer or receive under the 401(k) plan due to IRS limits. Although the Supplemental Savings Plan will be unfunded, participants may elect to notionally invest deferred amounts in most of the investment alternatives that are available under the qualified 401(k) plan. Participants also will elect when to receive distributions of deferred amounts under the Supplemental Savings Plan. No tax gross-ups will be provided to participants under the Supplemental Savings Plan.

Post-Employment Compensation.    Each of our named executive officers except Mr. Steckel has an employment agreement which entitles him to severance benefits depending upon the circumstances of resignation or termination. In the event of termination related to a change in control, each named executive officer will receive 1.25 to 2.0 times his respective base salary and pro rata bonus. The Board and the Compensation Committee believe that retention of key personnel is an important goal, and employment agreements are one vehicle for retaining top talent. Our Board believes the agreements are in our best interest and the best interest of our stockholders, particularly in the context of any potential transaction. The Compensation Committee believes that the severance benefits agreed to in the case of these termination events are reasonable in light of the potential value delivered to stockholders in return. See “Potential Payments Upon Termination or Change in Control” below.

Share Ownership Requirements

To further align management and stockholder interests, all of our named executive officers except Mr. Steckel had a share ownership requirement in 2012. The required ownership levels are expressed as a multiple of salary, as summarized in the table below:

Name	Position	Ownership Requirement

Jonathan W. Berger	Chief Executive Officer	4.0x salary

Bruce J. Biemeck	President and Chief Operating Officer	4.0x salary

David E. Simonelli	President of Dredging Operations	1.0x salary

Kyle D. Johnson	Senior Vice President—Operations	1.0x salary

Stephen E. Pegg	Senior Vice President—Business Development; President of the Rivers & Lakes Group	3.0x salary

All shares of common stock, vested restricted stock units and vested options count towards the ownership requirement. Vested but unexercised options are valued using the Black-Scholes model. The executives must retain all shares of Company stock received as compensation until the ownership requirement is met.

Tax Considerations

Special rules limit the deductibility of compensation paid to our named executive officers. Under Section 162(m) of the Tax Code, the annual compensation paid to our chief executive officer and our three other most highly compensated executive officers, other than our chief financial officer, will be deductible to the extent it does not exceed $1,000,000 or satisfies certain conditions set forth in Section 162(m) relating to qualifying performance-based compensation plans. To qualify as performance-based compensation, the following requirements must be satisfied: (i) the compensation must be subject to achievement of performance goals established by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the Company’s stockholders and (iii) except in the case of compensation that is attributable solely to the increase in the value of the stock of the Company, the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

The Company’s intention is for the Compensation Committee to consist solely of “outside directors” as defined for purposes of Section 162(m) of the Tax Code. The goal of the Committee is to structure compensation to take advantage of the exemption under Section 162(m) for qualified performance-based compensation, to the extent practicable. However, the Committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

The Compensation Committee of the Board:

Jason G. Weiss, Chairman

Carl A. Albert

Stephen H. Bittel

Nathan D. Leight

EXECUTIVE COMPENSATION

Summary Compensation Table for Year Ended December 31, 2012

The following Summary Compensation Table presents compensation information for the following six executive officers, who we refer to as our named executive officers elsewhere in this proxy statement:

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Compensation(3)	All Other Compensation(4)	Total
Jonathan W. Berger(5)	2012	$500,000	$—	$475,004	$415,879	$0	$31,975	$1,422,858
Chief Executive Officer	2011	$500,000	$55,000	$499,996	$255,995	$450,000	$32,500	$1,793,491
	2010	$193,452	$125,000	$217,962	$—	$—	$36,545	$572,959
Bruce J. Biemeck(6)	2012	$475,000	$—	$350,003	$277,253	$0	$31,975	$1,134,230
Former President and Chief Operating Officer	2011	$475,000	$42,500	$200,002	$204,796	$427,500	$32,500	$1,382,298
	2010	$188,101	$125,000	$217,962	$—	$—	$31,330	$562,393
William S. Steckel(7) Senior Vice President and Chief Financial Officer	2012	$110,417	$—	$—	$—	$34,500	$13,696	$158,613
David E. Simonelli	2012	$327,000	$—	$83,334	$184,835	$127,700	$61,533	$784,402
President of Dredging Operations	2011	$327,000	$—	$73,335	$150,183	$120,000	$90,243	$760,761
	2010	$269,568	$—	$75,998	$134,770	$285,000	$84,015	$849,351
Kyle D. Johnson	2012	$250,000	$—	$54,167	$120,144	$95,400	$38,562	$558,273
Senior Vice President—Operations	2011	$215,200	$—	$28,334	$58,026	$81,000	$47,568	$430,128
	2010	$178,500	$—	$20,998	$36,954	$169,575	$52,284	$458,311
Stephen E. Pegg(8)	2012	$250,000	$—	$62,501	$69,313	$0	$31,975	$413,789
President—Rivers and Lakes Group	2011	$192,273	$—	$163,196	$46,079	$100,000	$30,997	$532,545

(1)	Represents the aggregate grant date fair value for restricted stock units and performance shares granted in 2012. The amounts reported in this column are calculated in accordance with FASB ASC Topic 718. The amounts included for the performance shares granted during 2012 are calculated based on the probable outcome of the performance conditions for such awards. If the highest level of performance is achieved for these performance shares, the maximum value of these awards at the grant date would be as follows: Mr. Berger, $475,000, Mr. Biemeck, $350,000, and Mr. Pegg, $62,500. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. See the “Grants of Plan Based Awards Table” on page 46 for more information regarding the restricted stock units and performance shares granted in 2012 to our named executive officers.

(2)	Represents the aggregate grant date fair value for stock options computed in accordance with FASB ASC Topic 718. The grant date fair value is computed using the Black-Scholes option pricing model and includes assumptions about the expected life and stock price volatility. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012. See the “Grants of Plan Based Awards Table” on page 46 for more information regarding the stock options granted in 2012 to our named executive officers.

(3)	Represents bonuses paid under the 2012 Annual Bonus Plan based upon the achievement performance-based targets. The 2012 bonuses were paid in early 2013. See “Compensation Discussion and Analysis” for further information.

(4)	The dollar value of the amounts shown in this column for 2012 includes the following:

Name	401(k) Lost Benefit(a)	Profit Sharing	Matching Contributions to 401(k)	Total
Jonathan W. Berger	$—	$16,975	$15,000	$31,975
Bruce J. Biemeck	$—	$16,975	$15,000	$31,975
William S. Steckel	$—	$7,696	$6,000	$13,696
David E. Simonelli	$29,558	$16,975	$15,000	$61,533
Kyle D. Johnson	$6,587	$16,975	$15,000	$38,562
Stephen E. Pegg	$—	$16,975	$15,000	$31,975

(a)	See the description of the cash compensation for the 401(k) lost benefit plan in “Compensation Discussion and Analysis.” These amounts include $11,661 and $2,599 for Messrs. Simonelli and Johnson, respectively, related to tax reimbursements, on the 401(k) lost benefit.

(5)	Mr. Berger was appointed Chief Executive Officer effective September 7, 2010.

(6)	Mr. Biemeck was appointed President and Chief Financial Officer effective September 7, 2010. Mr. Biemeck was appointed Chief Operating Officer effective August 20, 2012. Mr. Biemeck’s employment with the Company was terminated without cause on March 13, 2013.

(7)	Mr. Steckel was appointed Senior Vice President and Chief Financial Officer effective August 20, 2012.

(8)	Prior to 2011, Mr. Pegg was not an employee or an executive officer of the Company.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(3)		All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Options ($)(2)
		Threshold ($)(1)	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Jonathan W. Berger		225,000	450,000	900,000
Options	June 6, 2012							141,804	$6.45	$415,879
Restricted Stock Units	June 6, 2012						29,070			$187,502
Performance Shares	June 6, 2012				29,070	58,140				$187,500
Performance Shares	June 6, 2012					15,504				$100,000
Bruce J. Biemeck		213,750	427,500	855,000
Options	June 6, 2012							94,536	$6.45	$277,253
Restricted Stock Units	June 6, 2012						19,380			$125,001
Performance Shares	June 6, 2012				19,380	38,760				$125,000
Performance Shares	June 6, 2012					15,504				$100,000
William S. Steckel(6)		22,084	44,167	88,334
David E. Simonelli		81,750	163,500	327,000
Options	June 6, 2012							63,024	$6.45	$184,835
Restricted Stock Units	June 6, 2012						12,920			$83,334
Kyle D. Johnson		62,500	125,000	250,000
Options	June 6, 2012							40,966	$6.45	$120,144
Restricted Stock Units	June 6, 2012						8,398			$54,167
Stephen E. Pegg		50,000	100,000	200,000
Options	June 6, 2012							23,634	$6.45	$69,313
Restricted Stock Units	June 6, 2012						4,845			$31,250
Performance Shares	June 6, 2012				4,845	9,690				$31,250

(1)	As described above, bonus awards under the Bonus Plan are based on the achievement of certain performance metrics. See “Compensation Discussion and Analysis—Components of Total Compensation—Annual Bonus Incentive” for further information regarding the 2012 Bonus Plan. For all of the named executive officers except for Mr. Steckel, a percentage of the annual bonus incentive is paid in cash and a percentage is paid in common stock of the Company per the terms of their respective employment agreements.

(2)	Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The amounts included in this column for the Performance Shares granted during 2012 are calculated based on the probable satisfaction of the performance conditions for such awards. The assumptions used in determining the FASB ASC Topic 718 values are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012.

(3)	Represents the target and maximum payable under Performance Shares based upon EBITDA Return on Average Assets. See “Compensation Discussion and Analysis -Components of Total Compensation-Long Term Incentive Awards” for further information regarding Performance Shares. Also represents, for Messrs. Berger and Biemeck, shares awarded under the Special Performance Share awards program. As these Special Performance Shares payouts may range from zero to the maximum listed in the table, we have omitted the “Threshold” column.

(4)	Represents time-based restricted stock units described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards.” Restricted stock units vest in one installment on the third anniversary of the grant.

(5)	Represents time-based stock option awards described under “Compensation Discussion and Analysis-Components of Total Compensation-Long Term Incentive Awards.” Options vest in three installments on the first, second and third anniversary of the grant.

(6)	Mr. Steckel began employment with the Company as of August 20, 2012. The amounts listed under Estimated Future Payouts Under Non-Equity Incentive Plan Awards are pro-rated based on his start date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

The following table presents information concerning equity awards made to our named executive officers under our 2007 Plan that had not vested as of December 31, 2012. Mr. Steckel is not included in this table as he did not have any outstanding stock awards as of December 31, 2012.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options(#) (Exercisable)	Number of Securities Underlying Unexercised Options(#) (Unexercisable)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jonathan W. Berger	38,134	76,267	(2)	$5.33	June 27, 2021	100,844	(3)	900,537
	—	141,804	(4)	$6.45	June 6, 2022	29,070	(5)	259,595
Bruce J. Biemeck	30,507	61,014	(2)	$5.33	June 27, 2021	43,153	(6)	385,356
	—	94,536	(4)	$6.45	June 6, 2022	19,380	(5)	173,063
David E. Simonelli	13,115			$5.41	May 20, 2018	—		—
	23,991			$3.82	May 13, 2019	—		—
	35,373	17,686	(7)	$5.70	May 27, 2020	13,333	(8)	119,064
	22,372	44,743	(2)	$5.33	June 27, 2021	13,759	(6)	122,868
	—	63,024	(4)	$6.45	June 6, 2022	12,920	(5)	115,376
Kyle D. Johnson	11,910	—		$5.41	May 20, 2018	—		—
	9,700	4,849	(7)	$5.70	May 27, 2020	3,684	(8)	32,898
	8,644	17,287	(2)	$5.33	June 27, 2021	5,316	(6)	47,472
	—	40,966	(4)	$6.45	June 6, 2022	8,398	(5)	74,994
Stephen E. Pegg	6,864	13,728	(2)	$5.33	June 27, 2021	17,208	(9)	153,667
	—	23,634	(4)	$6.45	June 6, 2022	4,845	(5)	43,266

(1)	Based on the closing price of our common stock of $8.93 on December 31, 2012, as reported on the NASDAQ Global Market.

(2)	Options vest in two equal installments on June 27, 2013 and June 27, 2014.

(3)	53,940 restricted stock units vest on June 27, 2014 and 46,904 restricted stock units vest on June 27, 2015.

(4)	Options vest in three equal installments on June 6, 2013, June 6, 2014 and June 6, 2015.

(5)	Restricted stock units vest on June 6, 2016.

(6)	Restricted stock units vest on June 27, 2014.

(7)	Options vest on May 27, 2013.

(8)	Restricted stock units vest on May 27, 2013.

(9)	7,500 restricted stock units vest on March 7, 2013 and 9,708 restricted stock units vest on June 27, 2014.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information concerning equity awards made to our named executive officers under our 2007 Plan that vested during 2012 and the dollar amounts realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan W. Berger	—	—	—	—
Bruce J. Biemeck	—	—	—	—
William S. Steckel	—	—	—	—
David E. Simonelli	—	—	5,307	35,292
Kyle D. Johnson	21,722	162,481	4,805	31,953
Stephen E. Pegg	—	—	7,500	52,800

(1)	Amounts were determined by multiplying the number of shares acquired upon vesting by the closing price on the day of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes the benefits payable to five of our named executive officers as set forth in their employment agreements in two circumstances:

•	Change in control

•	Termination of employment

Change in Control. For purposes of the employment agreements with our named executive officers, our “Change in Control” is generally defined as the occurrence of one or more of the following:

•	Acquisition by a person or entity of 30% or more of the outstanding voting securities of the Company, with certain exceptions;

•	An unapproved change in a majority of the Board members;

•	Certain corporate restructurings, including certain reorganizations, mergers and asset dispositions; or

•	Approval by our stockholders of our complete liquidation or dissolution.

A Change in Control will not be deemed to have occurred under the Company’s employment agreements and compensation plans with respect to the named executive officer, if the named executive officer is part of a purchasing group that consummates the Change in Control transaction.

If within 24 months (for Messrs. Simonelli or Johnson), 18 months (for Messrs. Berger or Biemeck) or 15 months (for Mr. Pegg) of a change in control, we terminate the employment of the named executive officer other than for Cause, we will pay the named executive officer the cash payments set forth in the table below. In addition, the named executive officers are also entitled to continued coverage under our medical and dental plans for up to 24 months following the termination date and will receive full vesting credit (for Messrs. Simonelli or Johnson), 24 months vesting credit (for Mr. Pegg) or 18 months vesting credit (for Messrs. Berger or Biemeck) for unvested equity awards.

Termination of Employment. The employment agreements also provide for termination of employment unrelated to a change in control (as defined above) if the executive voluntarily resigns or is terminated with or without cause. The term “cause” means: (a) a material breach by the executive of the noncompetition and confidentiality provisions of the employment agreement; (b) the commission of a criminal act by the executive against us, including, but not limited to, fraud, embezzlement or theft; (c) the conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude; or (d) the executive’s failure or refusal to carry out, or comply with, any lawful directive of our Board of Directors consistent with the terms of the employment agreement which is not remedied within 30 days after receipt of notice from us.

If the executive voluntarily resigns, he shall not be entitled to any additional compensation or benefits after the resignation date. If the executive voluntarily resigns due to a material diminution of the executive’s authority, duties or responsibilities (“good reason”) or is terminated by the Company without cause, he shall be entitled to the cash payments set forth in the table below.

The executive is entitled to receive additional vesting credit for unvested equity awards under the 2007 Plan under the following circumstances: if the executive dies or becomes permanently disabled; or if the executive retires after a specified period of time, provided he provides the Company with twelve months advance notice of intent to retire.

The benefits payable to each named executive officer in each circumstance are contained in the provisions of that executive’s respective employment agreement. These benefits ensure that the executive is motivated primarily by the needs of the Company as a whole, and not by circumstances that are outside the ordinary course of business. In general, the executive is assured that he will receive a continued level of compensation if his employment is adversely affected by the termination of employment or a change in control of the Company.

Payment of these benefits is conditional upon the Company’s receipt of appropriate waivers and a release from all claims against the Company.

Summary of payments

The table below summarizes the benefits each of the named executive officers would be entitled to receive upon termination of their employment pursuant to the terms of their employment agreements and pursuant to Company plans and equity award agreements between such individuals and the Company. For the purpose of determining the amounts set forth below, the termination of employment or change in control is assumed to have occurred at the close of business on December 31, 2012. No benefits are payable if employment is terminated by us for cause.

Name	Benefit	Termination Without Cause or Resignation due to Good Reason	Voluntary Termination(3)	Death or Disability	Termination Following a Change in Control
Jonathan W. Berger	Base Salary	$500,000	$—	$—	$750,000
	Stock Options(4)	$300,265	$—	$626,235	$509,010
	Restricted Stock Units(5)	$—	$—	$820,288	$900,537
	Benefits(6)	$31,975	$—	$—	$31,975

Total:		$832,240	$—	$1,446,523	$2,191,522
Bruce J. Biemeck(1)	Base Salary	$475,000	$—	$—	$712,500
	Stock Options(4)	$224,583	$—	$454,100	$375,950
	Restricted Stock Units(5)	$—	$—	$412,994	$385,356
	Benefits(6)	$57,391	$—	$—	$57,391

Total:		$756,974	$—	$867,094	$1,531,197
William S. Steckel(2)	Base Salary	$—	$—	$—	$—
	Stock Options	$—	$—	$—	$—
	Restricted Stock Units	$—	$—	$—	$—
	Benefits	$—	$—	$—	$—

Total:		$—	$—	$—	$—
David E. Simonelli	Base Salary	$654,000	$—	$—	$654,000
	Stock Options(4)	$374,500	$—	$374,500	$374,500
	Restricted Stock Units(5)	$266,007	$—	$266,007	$266,007
	Benefits(6)	$68,263	$—	$—	$68,263

Total:		$1,362,770	$—	$640,507	$1,362,770
Kyle D. Johnson	Base Salary	$500,000	$—	$—	$500,000
	Stock Options(4)	$290,491	$—	$290,491	$290,491
	Restricted Stock Units(5)	$125,034	$—	$125,034	$125,034
	Benefits(6)	$68,263	$—	$—	$68,263

Total:		$983,788	$—	$415,525	$983,788
Stephen E. Pegg	Base Salary	$195,833	$—	$—	$293,750
	Stock Options(4)	$52,485	$—	$108,033	$88,496
	Restricted Stock Units(5)	$66,975	$—	$110,241	$66,975
	Benefits(6)	$37,015	$—	$—	$39,535

Total:		$352,308	$—	$218,274	$488,756

(1)	Mr. Biemeck’s employment with the Company ended effective March 13, 2013. His compensation upon his departure will be consistent with a termination of employment without cause.

(2)	Under the Company’s severance plan, applicable in the Company’s sole discretion to employees without employment agreements, Mr. Steckel would not be entitled to severance compensation because, as of December 31, 2012, he had not been employed with the Company for a full year. Severance payments are based on years of service, and employees are not eligible for severance until they have completed one full year of service with the Company.

(3)	If either Mr. Simonelli or Mr. Johnson voluntary resigns his employment, then the Company may elect to either: (a) cease all compensation and benefits upon the resignation date, in which case the executive would no longer be subject to the non-competition and non-solicitation covenants included in the agreement; or (b) enforce such covenants for a period of 24 months following termination and provide the executive with a cash severance benefit equal to 18 months base salary and continued coverage under the Company’s medical and dental plans for up to 24 months following termination.

(4)	Represents the value of unvested stock options calculated by multiplying the number of shares underlying such options by the difference between the $8.93 per share closing price of our stock on the NASDAQ Global Market on December 31, 2012 and the option exercise price with respect to each option. In the occurrence of a termination following a Change in Control as of December 31, 2012, Messrs. Berger and Biemeck would have received 18 months vesting credit in their stock options, Mr. Pegg would have received 24 months vesting credit in his stock options and Messrs. Simonelli and Johnson would have received full vesting credit in their stock options. In the event of a change in control, our Board may accelerate the vesting of the options at its discretion.

(5)	Represents the value of accelerated unvested restricted stock units calculated by multiplying the number of units of unvested restricted stock held by such named executive officer by the $8.93 per share closing price of our stock on the NASDAQ Global Market on December 31, 2012. In the occurrence of a termination following a Change in Control as of December 31, 2012, Messrs. Berger and Biemeck would have received 18 months vesting credit in their unvested restricted stock units, Mr. Pegg would have received 24 months vesting credit in his unvested restricted stock units and Messrs. Simonelli and Johnson would have received full vesting credit in their unvested restricted stock units. In the event of a change in control, our Board may accelerate the vesting of the restricted stock units at its discretion.

(6)	Benefits include profit sharing, 401(k) match and medical and dental coverage. The total amounts include the following:

Name	Benefit	Termination Without Cause or Resignation due to Good Reason	Voluntary Termination	Death or Disability	Termination Following a Change in Control
Jonathan W. Berger	Profit Sharing	$16,975	$—	$—	$16,975
	401(k) match	15,000	—	—	15,000
	Medical benefits	—	—	—	—
Bruce J. Biemeck	Profit Sharing	$16,975	$—	$—	$16,975
	401(k) match	15,000	—	—	15,000
	Medical benefits	25,416	—	—	25,416
David E. Simonelli	Profit Sharing	$16,975	$—	$—	$16,975
	401(k) match	15,000	—	—	15,000
	Medical benefits	36,288	—	—	36,288
Kyle D. Johnson	Profit Sharing	$16,975	$—	$—	$16,975
	401(k) match	15,000	—	—	15,000
	Medical benefits	36,288	—	—	36,288
Stephen E. Pegg	Profit Sharing	$16,975	$—	$—	$16,975
	401(k) match	15,000	—	—	15,000
	Medical benefits	5,040	—	—	7,560

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Board of Directors provides stockholders with the opportunity to cast an annual advisory vote on executive compensation. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our fiscal year 2012 executive compensation program and policies for the named executive officers, as follows:

RESOLVED, that the stockholders of Great Lakes Dredge & Dock Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2013 annual meeting proxy statement.

The advisory vote on executive compensation is not a vote on our general compensation policies, compensation of our Board of Directors or our compensation policies as they relate to risk management.

We are required to hold the advisory vote on executive compensation at least once every three years. At the Company’s 2011 Annual Meeting of Stockholders, a majority of the shares cast voted, on an advisory basis, to hold future advisory votes on executive compensation on an annual basis. After consideration of the voting results, the Company’s Board of Directors determined that the Company will hold an advisory vote on executive compensation each year until the next required stockholder advisory vote on frequency of executive compensation occurs or until the Board of Directors otherwise determines that a different frequency for advisory votes on executive compensation is in the best interests of stockholders.

Our executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve short term and long term corporate objectives and create stockholder value. The Compensation Committee believes our executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with our stockholders’ long term interests.

The Compensation Committee and the Board believe our executive compensation programs are effective at incentivizing the achievement of outstanding financial performance and superior returns to stockholders. Our commitment to align executive compensation with company performance and stockholder interests is exhibited by the Company’s executive compensation decisions during the last 12 months. For example, because certain performance objectives were not met by the Company, the Compensation Committee exercised it subjective discretion to refrain from awarding annual bonus incentives to certain executives. In addition, 2012 performance shares did not vest based on the Company’s failure to meet certain performance metrics.

Stockholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement which more thoroughly discusses how our compensation policies and procedures implement our compensation philosophy.

Although the annual advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered, and will continue to consider, the outcome of the vote each year when making compensation decisions for our named executive officers. The Compensation Committee, which is comprised of independent directors, values constructive dialogue with our stockholders on executive compensation and other important governance topics and encourages all stockholders to vote their shares on this matter. At our 2012 Annual Meeting of Stockholders, over 98% of the stockholders who voted on the “say-on-pay” proposal voted in favor of the compensation of our named executive officers. The Compensation Committee believes that this vote affirms stockholders’ support of the Company’s approach to executive compensation. Both the Board and Compensation Committee expect to take into account the outcome of this year’s vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Adoption of this resolution will require the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE, SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL 4— APPROVAL OF THE GREAT LAKES

DREDGE & DOCK CORPORATION EMPLOYEE STOCK PURCHASE PLAN

Background

On November 29, 2012, the Board adopted, subject to stockholder approval at the 2013 Annual Meeting of Stockholders, the Great Lakes Dredge & Dock Corporation Employee Stock Purchase Plan (the “ESPP”). Conditioned on such stockholder approval, the ESPP will become effective with the offering period commencing on March 1, 2013. The Company has reserved a total of 2,500,000 shares of common stock for issuance under the ESPP, subject to adjustment upon certain changes in the Company’s capitalization.

The purpose of the ESPP is to provide employees of the Company and its Designated Subsidiaries (as defined below) with an opportunity to purchase common stock of the Company through accumulated payroll deductions. The Board believes that the opportunity to acquire a proprietary interest in the success of the Company through the acquisition of shares of common stock pursuant to the ESPP is an important aspect of the Company’s ability to attract and retain highly qualified and motivated employees. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Tax Code.

Summary Description of the ESPP

The following description is a summary of the basic terms and provisions of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, which is attached as Appendix A to this proxy statement. As used herein, the term “Designated Subsidiaries” refers to the subsidiaries of the Company specified by the Board or the Plan Administrator (as defined below) from time to time in its sole discretion.

Administration.     The ESPP is administered by the Company’s Investment Committee, a committee made up of certain senior-level employees (the “Plan Administrator”). The Plan Administrator has broad authority to control and manage the operation and administration of the ESPP, including the power and authority to interpret and administer the ESPP, to establish rules and regulations relating to the ESPP and to make all other determinations it deems appropriate for the proper administration of the ESPP. Every finding, decision and determination made by the Plan Administrator is, to the fullest extent permitted by law, final and binding.

Persons eligible to participate in the ESPP.     All employees of the Company or a Designated Subsidiary who have been continuously employed for at least two months and scheduled to work at least 20 hours per week are eligible to participate in the ESPP, excluding employees who are on a non-working notice period or garden leave or are represented by a collective bargaining representative that has declined participation in the ESPP. Employees who are regularly scheduled to work 20 or fewer hours per week may be eligible to participate in the ESPP if required under applicable law. As of February 28, 2013 there were 1,780 employees who would be eligible to participate in the ESPP.

Eligibility is determined on the enrollment date for each offering period. The ESPP provides for two six-month offering periods annually, with enrollment dates on the first day of each offering period. Subject to stockholder approval of the ESPP, the first offering period begins on March 1, 2013 and ends on August 31, 2013.

In certain cases, an employee may be excluded from an offering period although he or she would otherwise be eligible to participate in the ESPP due to restrictions under Section 423 of the Tax Code. Under the Tax Code, no employee is permitted to purchase any shares in the ESPP if such employee, immediately after such purchase, owns shares possessing 5% or more of the total combined voting power of all classes of stock of the Company. In addition, an employee’s right to purchase shares under the ESPP with respect to any offering period may not accrue at a rate that exceeds $25,000 (determined by reference to the fair market value of the shares at the beginning of the offering period) for each calendar year during which such offering period is outstanding.

Enrollment.     Eligible employees may enroll in the ESPP as participants by delivering the subscription agreement provided by the Company at least twelve business days prior to the applicable enrollment date. Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her determination as to the level of payroll deductions. Unless a participant withdraws from the ESPP before the beginning of the next offering period, such participant will automatically be re-enrolled for the next offering period.

Contributions.     Eligible employees may elect to contribute by means of payroll deduction up to 10% of their compensation during each pay period. The contributions of individual employees may be decreased during any applicable offering period if necessary to comply with Section 423 of the Tax Code.

Purchases.     At the end of each six-month offering period, the purchase price per share is determined and the accumulated funds are used to automatically purchase shares of common stock, up to a maximum of 5,000 shares for any one participant in any offering period. The purchase price per share is equal to 85% of the lesser of (a) the fair market value of the common stock on the enrollment date of the offering period or (b) the fair market value on the last day of the offering period; provided, that the Plan Administrator may establish a higher price for one or more offerings under the ESPP prior to the beginning of an offering period. As long as the Company’s common stock is listed on the NASDAQ Stock Market, the fair market value of the common stock is the closing sale price as reported by the National Association of Securities Dealers on the applicable day. If no such prices were reported on that day, the prices reported on the last preceding trading day will apply.

Payroll Deduction Changes and Withdrawal.     A participant may change his or her payroll deduction percentage or withdraw from participation in the ESPP at any time by properly accessing the website designated by the Company and electronically amending or terminating his or her subscription agreement, by delivering to the Company’s designated office an amended subscription agreement authorizing such a change, or by such other means as the Plan Administrator may provide and communicate to participants, with such change in election to be effective in the next offering period. Upon a participant’s withdrawal, all of the participant’s payroll deductions credited to his or her account will be paid to such participant in a lump-sum as soon as practicable after receipt of notice of withdrawal. If a participant withdraws from an offering period, payroll deductions (or contributions) will not recommence at the beginning of the succeeding offering period unless the participant timely enrolls in that offering period.

Mandatory Holding Period.     Any shares of common stock purchased under the ESPP may not be sold until the date that is at least six months following the date on which such shares were purchased, provided that the Plan Administrator may waive such holding period with respect to offerings to non-U.S. employees if the Plan Administrator determines that such holding period could result in adverse tax or other consequences or would be prohibited under applicable law.

Transferability and Termination of Employment.     Neither payroll deductions credited to a participant’s account nor any rights with regard to the purchase of shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way by the participant (other than by will, the applicable laws of descent and distribution, or to a designated beneficiary). Upon termination of a participant’s employment for any reason, the payroll deductions credited to the participant’s account will be returned to the participant.

Amendment and Termination.     The Board has broad authority to amend or terminate the ESPP, subject to certain amendments requiring the consent of participants or stockholder approval. Unless earlier terminated by the Board of Directors, the ESPP shall continue in effect until March 1, 2023. If the stockholders of the Company do not approve the ESPP at the Annual Meeting, the ESPP will automatically terminate and all payroll deductions will be returned to the participants.

New Plan Benefits

The benefits that might be received by participating employees under the ESPP cannot be determined because the benefits depend upon the degree of participation by employees and the trading price of the Company’s common stock in future offering periods.

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences under the ESPP, based upon the laws in effect on the date hereof. Changes to these laws could alter the tax consequences described below. This summary is general in nature and does not discuss a number of considerations that may apply in light of the circumstances of a particular participant under the ESPP. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

The ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Tax Code. Under Section 423 of the Tax Code, an eligible employee who elects to participate in the ESPP will not recognize any taxable income at the time shares of common stock are purchased for the employee under the ESPP. If an employee disposes of the common stock purchased under the ESPP within two years after the first day of the applicable offering period, the employee will recognize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to 15% of the fair market value of the shares on the date the shares were purchased (i.e., the amount of the discount). The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee, and the employee will recognize capital gain or loss equal to the difference between the price at which the shares are later sold (or otherwise disposed) and the cost basis for the shares, as so increased. The Company will not be entitled to any deduction with respect to the amount recognized by such participant as capital gain.

If an employee does not dispose of the common stock purchased under the ESPP until after the date that is two years from the first day of the offering period, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of (a) 15% of the fair market value of the shares on the first day of the offering period, and (b) the excess, if any, of the fair market value of the shares on the date of disposition over the purchase price. The employee’s cost basis in the shares will be increased by the amount of ordinary income recognized by the employee. The portion of the gain that is in excess of the amount recognized as ordinary income, if any, is taxed as long term capital gain. If the shares are sold (or otherwise disposed) at a price below the purchase price under the ESPP, the loss will be treated as long term capital loss. The Company will not be entitled to any deduction with respect to a disposition of shares occurring under these circumstances.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the ESPP. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the ESPP.

International Tax Implications

Employees outside the United States are eligible to participate in the ESPP. The tax implications for the participant and the Company vary depending on the respective taxing jurisdiction of the participants.

Vote Required and Recommendation

The ESPP will be approved provided this proposal receives the affirmative vote of a majority of the shares present at the Annual Meeting, whether in person or by proxy. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE GREAT LAKES DREDGE & DOCK CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Family Relationships

Kathleen M. LaVoy presently serves as our Vice President & General Counsel – Dredging Operations, Chief Compliance Officer and Assistant Secretary. Mrs. LaVoy is the daughter of Douglas B. Mackie, one of our directors. During 2012, Mrs. LaVoy received $223,834 in total compensation in this capacity.

Review, Approval or Ratification of Transactions with Related Persons

Related Party Transaction Policies and Procedures.    All interested transactions with related parties are subject to our Related Party Transaction Policies and Procedures, which are set forth in writing. The Audit Committee is responsible for applying the Related Party Transaction Policy. For purposes of the Related Party Transaction Policy, the terms “interested transaction” and “related parties” are defined as follows:

•

“interested transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year;

•	we are a participant; and

•	any related party has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity.

•	“related party” means any:

•

person who is or was, since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role, an executive officer, director or nominee for election as a director;

•	greater than five percent (5%) beneficial owner of our common stock; or

•

immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In determining the propriety of an interested transaction with a related party, the Audit Committee will take into account, among other factors it deems important, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Board has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction with a related party in which the aggregate amount involved is expected to be less than $500,000.

The Audit Committee has reviewed the following types of transactions and determined that each such type of transaction shall be deemed to be pre-approved or ratified under the terms of the Related Party Transaction Policy:

•	Employment of executive officers. Any employment by us of an executive officer if:

•

the related compensation is required to be reported in our proxy statement under the compensation disclosure requirements set forth in Item 402 of Regulation S-K under the Exchange Act, which are generally applicable to “named executive officers;” or

•

the executive officer is not an immediate family member of another executive officer or director, the related compensation would be reported in our proxy statement under the compensation disclosure requirements of Item 402 of Regulation S-K if the executive officer was a “named executive officer,” and our Compensation Committee approved (or recommended that our Board approve) such compensation.

•	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K.

•

Certain transactions with other companies.    Any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than ten percent (10%) of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of that company’s total annual revenues.

•

Certain charitable contributions.    Any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000 or two percent (2%) of the charitable organization’s total annual receipts.

•

Transactions where all stockholders receive proportional benefits.    Any transaction where the related party’s interest arises solely from the ownership of our common stock, and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2012 regarding the number of securities which could be issued upon the exercise of outstanding options, the weighted average exercise price of those options in the 2007 Plan and the number of securities then remaining for future issuance under the 2007 Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved By Security Holders	2,741,327	(1)	5.56	(2)	2,615,767
Equity Compensation Plans Not Approved By Security Holders	N/A		N/A		N/A
TOTAL	2,741,327	(1)	5.56	(2)	2,615,767

(1)	Includes 585,825 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan. Restricted stock units represent an unfunded, unsecured right to receive shares of our common stock.

(2)	Because restricted stock units do not have an exercise price, 585,825 shares of our common stock issuable pursuant to restricted stock units under our 2007 Plan are not included in the calculation of weighted average exercise price.

MATTERS RELATED TO INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for the year ending December 31, 2013. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the Annual Meeting pursuant to Proposal 2 on page 25 of this proxy statement.

Professional Fees

We paid the following professional fees to our independent registered public accounting firm, Deloitte & Touche LLP and its affiliates, for the years ended December 31, 2012 and 2011:

	Paid for the year ended December 31,
	2012	2011
	(in thousands)
Audit Fees(1)	$1,505.1	$1,379.2
Audit-Related Fees(2)	30.0	11.0
Tax Fees(3)	140.1	108.5
All Other Fees(4)	4.0	6.0

Total	1,679.2	1,504.7

(1)	This category includes audit fees for services related to our annual audits of our financial statements and internal controls over financial reporting, and quarterly reviews of our financial statements performed in accordance with accounting standards generally accepted in the United States of America, and services that are normally provided by Deloitte & Touche LLP related to statutory or regulatory filings or engagements.

(2)	This category includes fees related to audit reports issued in a foreign language.

(3)	This category primarily includes fees for tax advice and return preparation for expatriate employees, tax planning and compliance related to our international operations, and other tax advice related to specific non-routine transactions.

(4)	This category includes subscription fees to an online accounting research tool.

Pre-Approval Policy for Independent Accountant Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent accountants. From time to time, however, circumstances may arise when it may become necessary to engage the independent accountants for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee may also pre-approve services on a case-by-case basis. The Audit Committee may delegate pre-approval authority to one or more of its members. For the year ended December 31, 2012, the Audit Committee pre-approved all such audit and non-audit services, including tax services, provided by the independent accountants.

Report of the Audit Committee of the Board of Directors

With respect to 2012, the Audit Committee has:

•	reviewed and discussed the audited financial statements with management;

•

discussed with our independent auditor, Deloitte & Touche LLP, referred to as “Deloitte,” the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with Deloitte its independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2012.

The Audit Committee of the Board of Directors:

Carl A. Albert, Chairman

Stephen H. Bittel

Peter R. Deutsch

Nathan D. Leight

MISCELLANEOUS

Proposals for the 2014 Annual Meeting

Pursuant to federal securities laws, any proposal by a stockholder proposed to be included in our proxy statement for the 2014 Annual Meeting of Stockholders must be received at our executive office at 2122 York Road, Oak Brook, Illinois 60523, no later than December 5, 2013. Proposals should be sent to the attention of our Secretary at our principal executive office. Pursuant to our Bylaws, in order for a stockholder’s nominee for election as a director or any other business to be properly brought before an Annual Meeting of Stockholders, the stockholder must give written notice of such stockholder’s intent to bring a matter before the Annual Meeting no earlier than December 5, 2013, and no later than January 4, 2014. If the 2014 Annual Meeting is called for a date that is not within 30 days of the anniversary of the 2013 Annual Meeting, written notice of such stockholder’s intent to bring a matter before the Annual Meeting must be received not later than the close of business on the tenth day following the date on which the first public disclosure of the date of the Annual Meeting is made. Each such notice should be sent to the attention of our Secretary at our principal executive office, and must set forth certain information with respect to the stockholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in our Bylaws.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2012 is being mailed to stockholders together with this proxy statement. The Annual Report to Stockholders is not part of the soliciting materials.

Availability of Information

This proxy statement is accompanied by our Annual Report, which includes our Form 10-K for the year ended December 31, 2012, which we previously filed with the SEC and which includes audited financial statements. You can obtain any of the documents that we file with the SEC (including an additional copy of our Annual Report on Form 10-K for 2012) by contacting us or the SEC. To obtain documents from us, please direct requests in writing to:

Maryann A. Waryjas

Secretary

Great Lakes Dredge & Dock Corporation

2122 York Road

Oak Brook, Illinois 60523

We will send you the requested documents without charge, excluding exhibits. In addition, this proxy statement and Annual Report to Stockholders for the year ended December 31, 2012 are available at http://investor.gldd.com.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Copies of such materials also can be obtained at the SEC’s website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the 2013 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Maryann A. Waryjas

Secretary

April 11, 2013

APPENDIX A

GREAT LAKES DREDGE & DOCK CORPORATION

EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the Great Lakes Dredge & Dock Corporation Employee Stock Purchase Plan (the “Plan”).

1.      Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury Regulations and other official guidance promulgated thereunder. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of Code Section 423.

The Plan was adopted by the Board on November 29, 2012, subject to stockholder approval at the 2013 Annual Stockholders Meeting. Conditioned on such shareholder approval, the Plan shall become effective with the Offering Period commencing on March 1, 2013.

2.      Definitions.

a.      “Account” shall mean the bookkeeping account applicable to a participant to hold the balance of his or her contributions to the Plan made by means of payroll deductions as provided in paragraph 7.

b.      “Board” shall mean the Board of Directors of the Company.

c.      “Code” shall mean the Internal Revenue Code of 1986, as amended.

d.      “Common Stock” shall mean the Common Stock of the Company.

e.      “Company” shall mean Great Lakes Dredge & Dock Corporation, a Delaware corporation, and any successor thereto.

f.      “Compensation” shall mean the (i) base salary payable to an Employee by the Company or one or more Designated Subsidiaries during such individual’s period of participation in one or more offerings under the Plan plus (ii) all overtime payments, bonuses, commissions and other cash incentive-type payments received during such period. Such Compensation shall be calculated before deduction of (A) any income, employment or other tax withholdings or (B) any pre-tax contributions made by the Employee to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Company or any Subsidiary. However, Compensation shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Compensation) made by the Company or any Subsidiary on the Employee’s behalf to any employee benefit or welfare plan now or hereafter established. The Plan Administrator may, in its sole discretion, make modifications to the definition of Compensation for one or more offerings as deemed appropriate.

g.      “Designated Subsidiaries” shall mean the Subsidiaries of the Company specified by the Board or the Plan Administrator in writing from time to time in its sole discretion.

h.      “Employee” shall mean any individual who is regularly providing services as an employee of the Company or a Designated Subsidiary, provided such Employee is regularly scheduled to work at least 20 hours per week. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Notwithstanding the preceding provisions, the term “Employee” shall not include any regular employee of the Company or a Designated Subsidiary who is on a non-working notice period or garden leave or is represented by a collective bargaining representative that has declined participation in the Plan (by written notice to the Plan Administrator or its designee) on behalf of the employees it represents unless or until such declination is later revoked (by written notice to the Plan Administrator or its designee) by the collective bargaining representative. Further, the Plan Administrator may permit Employees who are regularly scheduled to work 20 or fewer hours per week to participate in an offering if required under applicable law.

i.      “Enrollment Date” shall mean the first day of each Offering Period.

j.      “Exercise Date” shall mean the last Trading Day in each Offering Period.

k.      “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i)      If the Common Stock is listed on any established stock exchange, its Fair Market Value shall be the closing sales price for such stock as reported by the National Association of Securities Dealers (if primarily traded on the NASDAQ Global Select Market) or as quoted in the composite tape of transactions on any other stock exchange (with the greatest volume of trading in Common Stock) at the end of regular hours trading on the day of such determination (or if no closing price was reported on that day, on the last preceding Trading Day such closing price was reported), as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable, or;

(ii)      If the Common Stock is quoted on the NASDAQ system (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock at the end of regular hours trading on the day of such determination (or if no such prices were reported on that day, on the last preceding Trading Day such prices were reported), as reported in the Wall Street Journal or such other source as the Plan Administrator deems reliable, or;

(iii)      In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Plan Administrator.

l.      “Offering Period” shall mean the period of approximately six (6) months, as set forth in paragraph 5.

m.      “Plan” shall mean this Great Lakes Dredge & Dock Corporation Employee Stock Purchase Plan.

n.      “Plan Administrator” shall mean the Board or a committee comprised of members of the Board or members of management appointed by the Board to administer the Plan in accordance with paragraph 15.

o.      “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock as determined on the Enrollment Date or the Exercise Date, whichever yields the lower value; provided, however, the Plan Administrator may in its sole discretion establish a higher price for one or more offerings under the Plan prior to the beginning of an Offering Period.

p.      “Reserves” shall mean the number of shares of Common Stock covered by the options under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

q.      “Subsidiary” shall mean a “subsidiary corporation” within the meaning of Code Section 424(f), and generally includes a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

r.      “Subscription Agreement” means a written or electronic agreement in such form specified by the Company that states the Employee’s election to participate in the Plan and authorizing payroll deductions under the Plan from the Employee’s Compensation.

s.      “Trading Day” shall mean a day on which U.S. national stock exchanges and the National Association of Securities Dealers Automated Quotation (NASDAQ) System are open for trading.

3.      Eligibility.

a.      Options (as further described in Section 8) may be granted only to Employees. Unless otherwise determined by the Plan Administrator for an offering, any Employee, as defined in subparagraph 2.h., who has been continuously employed by the Company or a Designated Subsidiary for at least two (2) months and who is employed by the Company or a Designated Subsidiary on the Enrollment Date for an Offering Period shall be eligible to participate in the Plan for such Offering Period.

b.      Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (and any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.      Offerings. The Plan shall be implemented through one or more offerings. Offerings shall be consecutive. Each offering shall be in such form and shall contain such terms and conditions as the Plan Administrator shall deem appropriate. The terms of separate offerings need not be identical; provided, however, that each offering shall comply with the provisions of the Plan, and the participants in each offering shall have equal rights and privileges under that offering in accordance with the requirements of Section 423(b)(5) of the Code and the applicable Treasury Regulations thereunder.

5.      Offering Periods. Each offering shall be implemented by consecutive Offering Periods. Each Offering Period shall be for a period of approximately six (6) months, and a new Offering Period shall commence on the first Trading Day of the six (6) month period commencing on March 1 and September 1 of each year and end on the last Trading Day of such six (6) month period, respectively. The first Offering Period shall commence on March 1, 2013 and end on August 31, 2013.

6.      Participation.

a.      An eligible Employee may become a participant in the Plan after submitting a properly completed Subscription Agreement and enrolling in an Offering Period through the website designated by the Company or through delivery to the office designed by the Company at least twelve (12) business days prior to the applicable Enrollment Date, unless an alternate means and/or an earlier or later time for enrolling is set by the Plan Administrator and communicated to Plan participants for all eligible Employees with respect to a given offering or Offering Period.

b.      The Plan Administrator may, in its sole discretion, permit Employees in one or more offerings to contribute to the Plan by means other than payroll deductions.

7.      Payroll Deductions.

a.      At the time a participant enrolls in an Offering Period, he or she shall elect to have payroll deductions made during the Offering Period pursuant to such procedures as the Plan Administrator may specify from time to time and in an amount not exceeding ten percent (10%) of the Compensation which he or she receives during the Offering Period.

b.      Payroll deductions for a participant shall commence on the first payroll period ending after the Enrollment Date and shall end on the last payroll period in the Offering Period, unless sooner terminated by the participant as provided in paragraph 11.

c.      All payroll deductions made for a participant shall be credited to his or her Account under the Plan and will be withheld in whole percentages of Compensation, as elected by the participant. A participant may not make any additional payments into such Account unless specifically provided for in the offering.

d.      A participant may discontinue his or her participation in the Plan as provided in paragraph 11 during the current Offering Period by accessing the website designated by the Company and electronically terminating his or her Subscription Agreement or by such other means as the Plan Administrator may provide and communicate to participants. A participant may increase or decrease the rate of his or her payroll deductions for an upcoming Offering Period by accessing the website designated by the Company and electronically amending his or her Subscription Agreement, by delivering to the Company’s designated office an amended Subscription Agreement authorizing such a change, or by such other means as the Plan Administrator may provide and communicate to participants. A participant’s Subscription Agreement shall remain in effect for successive Offering Periods unless terminated as provided in paragraph 11.

e.      Notwithstanding the foregoing, to the extent necessary to comply with the limitations of Section 423(b)(8) of the Code and clause 3.b.(ii) herein, a participant’s payroll deductions may be decreased (but not below 0%) during any Offering Period if such participant would, as a result of such limitations, be precluded from buying any additional Common Stock on the Exercise Date for that Offering Period. The suspension of such deductions shall not terminate the participant’s participation in the Plan. Payroll deductions shall recommence in the amount elected by the participant at the beginning of the first Offering Period for which the participant is able to purchase shares in compliance with the limitations of Section 423(b)(8) of the Code and clause 3.b.(ii) herein, unless terminated by the participant as provided in paragraph 11.

8.      Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date for such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions (and contributions) accumulated prior to such Exercise Date and retained in the participant’s Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in subparagraph 3.b. and paragraph 14 hereof. However, the maximum number of shares of Common Stock purchasable per participant on any Exercise Date shall not exceed 5,000 shares, subject to periodic adjustments in the event of certain changes in the Company’s capitalization as provided in paragraph 20. Exercise of the option shall occur as provided in paragraph 9, unless the participant has withdrawn pursuant to paragraph 11.

9.      Exercise of Option.

a.      Unless a participant withdraws from the Plan as provided in paragraph 11 below, his or her option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full and any fractional shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions (and contributions) in his or her Account. Fractional shares of Common Stock may be purchased at the Plan Administrator’s discretion. To the extent that fractional shares are not purchased, any cash remaining after whole shares of Common Stock have been purchased shall be retained in the participant’s account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in paragraph 11. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her or, in the event of his or her legal incapacity, his or her legal representative.

b.      At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the federal, state, local, foreign or other tax or social insurance contribution withholding obligations of the Company or any Designated Subsidiary, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant’s Compensation the amount necessary for the Company or the Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or a Designated Subsidiary any tax deductions or benefit attributable to sale or early disposition of Common Stock by the participant. The Plan Administrator may require the participant to notify the Company before the participant sells or otherwise disposes of any shares acquired under the Plan.

10.      Delivery to Brokerage Account. As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall deliver the shares purchased by the participant to a brokerage account established for the participant at a Company-designated brokerage firm. The account will be known as the ESPP Brokerage Account. The Company may require that, except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Enrollment Date for the Offering Period in which the shares were purchased and (ii) the end of the one (1)-year measured from the Exercise Date for that Offering Period.

Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.

Except as provided in Paragraph 13, the foregoing procedures shall not in any way limit when the participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Brokerage Account. In addition, the participant may request a stock certificate or share transfer from his or her ESPP Brokerage Account prior to the satisfaction of the required holding period should the participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Brokerage Account for use as collateral for a loan, unless those shares have been held for the required holding period.

The foregoing procedures shall apply to all shares purchased by the participant under the Plan, whether or not the participant continues in Employee status.

11.      Withdrawal; Termination of Employment.

a.      A participant may withdraw the entire balance of his or her payroll deductions and other contributions, if any, credited to his or her Account and not yet used to exercise his or her options under the Plan at any time by accessing the website designated by the Company and electronically withdrawing from the Offering Period (or by such other means as the Plan Administrator may provide and communicate to participants). All of the participant’s payroll deductions credited to his or her Account will be paid to such participant in a lump-sum as soon as practicable after receipt of notice of withdrawal, and such participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions (or contributions) for the purchase of shares will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions (or contributions) will not recommence at the beginning of the succeeding Offering Period unless the participant timely enrolls in that Offering Period.

b.      Upon a participant’s ceasing to be an Employee for any reason or upon termination of a participant’s employment relationship for any reasons, the payroll deductions and other contributions, if any, credited to such participant’s Account during the Offering Period but not yet used to exercise the option will be returned to such participant in a lump-sum or, in the case of his or her death, to the person or persons entitled thereto under paragraph 16, and such participant’s option will be automatically terminated. A participant whose employment is deemed to have terminated in accordance with the foregoing may participate in any future Offering Period in which such individual is again eligible to participate by timely enrollment in that Offering Period.

12.      Interest. No interest shall accrue on the payroll deductions or other contributions, if any, credited to a participant’s Account under the Plan unless otherwise required by applicable law.

13.      Mandatory Holding Period. Any shares of Common Stock purchased under the Plan may not be sold until the date that is at least six (6) months following the date on which such shares were purchased, subject to paragraph 10; provided that the Plan Administrator may waive such holding period with respect to offerings to non-U.S. employees if the Plan Administrator determines that such holding period could result in adverse tax or other consequences or would be prohibited under applicable law.

14.      Stock.

a.      The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 2,500,000 shares. The share reserve shall be subject to adjustment upon changes in capitalization of the Company as provided in paragraph 20. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro-rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

b.      The participant will have no interest or voting right in any shares covered by his option until such option has been exercised and the participant has become a holder of record of the purchased shares.

15.      Administration.

a.      Plan Administrator. The Plan shall be administered by the Board or a committee comprised of members of the Board or members of management appointed by the Board. The Plan Administrator shall have the authority, in its sole discretion, to control and manage the operation and administration of the Plan. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

b.      Powers of Plan Administrator. The Plan Administrator shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following discretionary powers:

(i)      To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan;

(ii)      To determine any and all considerations affecting the eligibility of any employee to become a participant or to remain a participant in the Plan;

(iii)      To cause an Account or Accounts to be maintained for each participant;

(iv)      To determine the time or times when, and the number of shares for which, purchase rights shall be granted;

(v)      To establish and revise an accounting method or formula for the Plan;

(vi)      To designate a broker or brokers to receive shares purchased under the Plan and to determine the manner and form in which shares are to be delivered to the designated broker(s);

(vii)      To determine the status and rights of participants;

(viii)      To adjudicate all disputed claims filed under the Plan;

(ix)      To employ such brokers, counsel, agents, advisers and employees, and to obtain such broker, legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

(x)      To establish, from time to time, rules for the administration of the Plan;

(xi)      To adopt such procedures or subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States; and

(xii)      To delegate to any person or persons the authority to perform for and on behalf of the Plan Administrator one or more of the functions of the Plan Administrator under the Plan.

c.      Decisions of Plan Administrator. All actions, interpretations, and decisions of the Plan Administrator shall be conclusive and binding on all persons, and shall be given the maximum possible deference allowed by law.

d.      Administrative Expenses. All expenses incurred in the administration of the Plan by the Plan Administrator, or otherwise, including legal fees and expenses, shall be paid and borne by the Company; except that any stamp duties or transfer taxes applicable to a participant’s purchase of shares may be charged to the participant’s Account. Any brokerage fees for the purchase of shares by a participant shall be paid by the Company, but brokerage fees for the resale of shares by a participant shall be borne by the participant.

e.      Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

(i)      Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan; and

(ii)      If a committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the committee.

16.      Designation of Beneficiary.

a.      To the extent permitted by the Company, a participant may file a written designation of a beneficiary who is to receive the shares and/or cash, if any, then held in the participant’s Account in the event of such participant’s death subsequent to an Exercise Date on which the option is exercised, but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s Account in the event of such participant’s death prior to exercise of the option.

b.      Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice given to the Company. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

17.      Transferability. Neither shares nor cash credited to a participant’s Account, nor any rights with regard to the exercise of an option or to receive shares under the Plan, may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the applicable laws of descent and distribution, or as provided in paragraph 16 by the participant). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with paragraph 11.

18.      Use of Funds. All payroll deductions (and any other contributions made in any form) received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such monies unless otherwise required by applicable law.

19.      Reports. Accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

20.      Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

a.      Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves as well as the number of shares and price per share of Common Stock covered by each option under the Plan which has not yet been exercised and the maximum number of shares that may be purchased per participant on any Exercise Date, shall be equitably adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Plan Administrator, in its sole discretion, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. The Plan Administrator may, if it so determines in the exercise of its sole discretion, make provision for adjusting the Reserves as well as the price per share of Common Stock covered by each outstanding option and the maximum number of shares that may be purchased per participant on any Exercise Date, in the event the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock.

b.      Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Plan Administrator in its sole discretion.

c.      Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Plan Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Plan Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Plan Administrator shall notify each participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in paragraph 11. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Plan Administrator may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets or merger.

21.      Amendment or Termination.

a.      The Board may at any time and for any reason terminate or amend the Plan. Except as provided in paragraphs 20 and 21 or as is necessary to comply with applicable laws or regulations, no such termination or amendment may adversely affect options previously granted without the consent of the affected participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision) or any other applicable law or regulation, the Company shall obtain stockholder approval in such a manner and to such a degree as is required.

b.      Subject to the requirements of Code Section 423, without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Plan Administrator shall in its sole discretion be entitled to change the Offering Periods, change the maximum number of shares of Common Stock purchasable per participant on any Exercise Date, limit the frequency and/or number of changes in the amount withheld during Offering Periods, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation or otherwise contributed by the participant, and establish such other limitations or procedures as Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

22.      Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.      Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any stock exchange upon which the shares may then be listed and the requirements of any exchange control authority authorized to restrict share issuances and fund transfer to purchase shares, and shall be further subject to the approval of counsel for the Company or the Plan with respect to such compliance. In addition, should the Plan not be registered on an Exercise Date of any Offering Period in any foreign jurisdiction in which such registration is required, then no options granted with respect to the Offering Period to employees in that foreign jurisdiction shall be exercised on such Exercise Date, and all contributions accumulated on behalf of such employees during the Offering Period ending with such Exercise Date shall be distributed to the participating employees in that foreign jurisdiction without interest unless the terms of the offering specifically provide otherwise or otherwise required by applicable law.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.      Term of Plan. The Plan shall become effective on March 1, 2013 subject to its approval by the stockholders of the Company at the 2013 Annual Stockholders Meeting. It shall continue in effect until March 1, 2023 unless sooner terminated under paragraphs 20 or 21, as applicable. If the stockholders of the Company do not approve the Plan at the 2013 Annual Stockholders Meeting, the Plan shall terminate and all payroll deductions shall be returned to the participants.

25.      Applicable Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware without reference to choice of law principles and subject in all cases to the Code and the regulations thereunder.

GREAT LAKES DREDGE & DOCK CORPORATION

VOTE BY INTERNET OR TELEPHONE QUICK « « « EASY « « « IMMEDIATE

As a stockholder of Great Lakes Dredge & Dock Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 P.M., Eastern Daylight Time, on May 7, 2013.

Vote Your Proxy on the Internet:	OR	Vote Your Proxy by Phone:	OR	Vote Your Proxy by Mail:
Call 1 (866) 894-0537
Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.		Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.		Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼  FOLD AND DETACH HERE AND READ THE REVERSE SIDE  ▼

PROXY	Please mark your votes like this	☒

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

1. Election of two directors nominated by the Board of Directors. NOMINEES: 01 Carl A. Albert 02 Jonathan W. Berger	FOR the nominees listed to the left ☐ ☐ ☐	WITHHOLD AUTHORITY to vote for the nominees listed to the left ☐ ☐ ☐	3. To approve, on a non-binding advisory basis, the Company’s executive compensation. ☐ FOR ☐ AGAINST ☐ ABSTAIN 4. To approve the Company’s Employee Stock Purchase Plan. ☐ FOR ☐ AGAINST ☐ ABSTAIN

2. To ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013. ☐ FOR ☐ AGAINST ☐ ABSTAIN

5.   To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to Stockholders for the year ended December 31, 2012.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date , 2013.

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

GREAT LAKES DREDGE & DOCK CORPORATION

PROXY

Annual Meeting of Stockholders

May 8, 2013

(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Great Lakes Dredge & Dock Corporation hereby constitutes and appoints Jonathan W. Berger and Maryann A. Waryjas, each of them acting singly, as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the 2013 Annual Meeting of Stockholders of Great Lakes Dredge & Dock Corporation, referred to as the “Company,” to be held at the DoubleTree Hotel, 1909 Spring Road, Oak Brook, Illinois 60523 on Wednesday, May 8, 2013 at 9:00 A.M. Central Daylight Time, and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

(Continued, and to be signed, on the reverse side)